Exhibit 10.1

Execution Version

SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of April 16, 2026, is by and among VISKASE COMPANIES, LLC (f/k/a VISKASE COMPANIES, INC.), a Delaware limited liability company (the “Borrower”), the other Subsidiary Guarantors party hereto, the Lenders party hereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the other Guarantors party thereto, certain financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of October 9, 2020 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Lenders are willing to do so in accordance with, and subject to the terms and conditions set forth in, this Amendment.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.01          Effective as of the Amendment Effective Date but subject to the satisfaction of the closing conditions set forth in Article III below, the Credit Agreement (including all Schedules and Exhibit C thereto, but excluding all other Exhibits, which shall remain in the original form delivered or most recently amended, as applicable) is hereby amended as set forth in the marked terms on Exhibit A-1 attached hereto. In Exhibit A-1 hereto, the body of the Credit Agreement is hereby amended (i) to delete text (as indicted in the same manner as the following: ~~stricken text~~) and (ii) to insert text (as indicated in the same manner as the following: double-underlined text). Exhibit A-2 attached hereto sets forth a clean copy of the Credit Agreement as amended hereby, after giving effect to such amendments.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.01        Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction (or waiver) of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent and as determined by the Administrative Agent in its sole discretion):

(a)           Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Loan Parties, each of the Lenders and the Administrative Agent.

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(b)           Default. After giving effect to this Amendment, no Default or Event of Default shall exist.

(c)           Seventh Amendment Fee. The Administrative Agent shall have received payment of the Seventh Amendment Fee equal to $682,000.00, which shall be fully earned by the Administrative Agent and each Lender party hereto and non-refundable upon the Amendment Effective Date.

(d)           Officer’s Certificate. The Administrative Agent shall have received (A) copies of resolutions of the board of directors or an equivalent governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Amendment, certified as of the Amendment Effective Date by a Responsible Officer of such Loan Party, as applicable, as being in full force and effect without modification or amendment, (B) good standing certificates for each Loan Party, in each case, from the jurisdiction in which they are organized (to the extent such concept exists in such jurisdiction), (C) a certificate of a Responsible Officer of each Loan Party, (x) either (i) attaching and certifying as to the true and correct copies of the Organization Documents of such Loan Party or (ii) certifying that the Organization Documents of such Loan Party, as applicable, delivered to the Administrative Agent on the Closing Date pursuant to Section 4.01(b) of the Credit Agreement remain in full force and effect without modification or amendment and (y) certifying as to the incumbency and genuineness of the signatures of each officer of such Loan Party executing this Amendment.

(e)           Legal Opinions of Counsel. The Administrative Agent shall have received an opinion from Jenner & Block LLP, counsel for the Loan Parties, dated as of the Amendment Effective Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.

(f)            Fees and Expenses. The Administrative Agent shall have received from the Borrower all fees and expenses required to be paid or reimbursed by the Borrower hereunder or the Credit Agreement (as amended hereby), including (i) all fees and expenses of McGuireWoods LLP, as counsel to the Administrative Agent, that have been invoiced prior to the Amendment Effective Date and (ii) all fees and expenses of Ankura Consulting Group, LLC, as financial advisor to the Administrative Agent, that have been invoiced prior to the Amendment Effective Date.

(g)           Closing Invoice. The Administrative Agent shall have received a customary closing invoice duly executed by the Borrower, the form of which shall be provided by the Administrative Agent prior to the Amendment Effective Date.

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ARTICLE III

MISCELLANEOUS

3.01        Amended Terms. Except as expressly set forth herein or in the Credit Agreement, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.02        Representations and Warranties of Loan Parties. Each of the Loan Parties represents and warrants as follows:

(a)            It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)            This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)            No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment, except for such as have been made or obtained and are in full force and effect.

(d)            The representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date or those which are qualified by materiality, which shall be true and correct in all respects).

(e)            After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)            The Secured Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

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3.03        Reaffirmation of Obligations. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, and after giving effect to this Amendment, the Borrower and each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) affirms all of its obligations under the Loan Documents (iii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Documents, (iv) agrees that the Collateral Documents continue to be in full force and effect and are not impaired or adversely affected in any manner whatsoever, (v) confirms its grant of security interests pursuant to the Collateral Documents to which it is a party as Collateral for the Obligations, and (vi) acknowledges that all Liens granted (or purported to be granted) pursuant to the Collateral Documents remain and continue in full force and effect in respect of, and to secure, the Obligations. Each Guarantor hereby reaffirms its obligations under the Guaranty and agrees that its obligation to guarantee the Obligations is in full force and effect as of the date hereof.

3.04        Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.05        Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.06        Counterparts; Telecopy. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

3.07        No Actions, Claims, Etc. As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.08        GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

3.09        Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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3.10       Jurisdiction; Consent to Services of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 11.14(b), 11.14(c), 11.14(d) and 11.15 of the Credit Agreement are hereby incorporated into this Amendment by reference, mutatis mutandis.

3.11        General Release. In consideration of the Administrative Agent’s willingness to enter into this Amendment, on behalf of the Lenders, each Loan Party hereby releases and forever discharges the Administrative Agent, the L/C Issuer, the Swingline Lender, the Lenders and each of the foregoing’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates, of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims, liabilities, obligations, affirmative defenses, counterclaims, setoffs and demands whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, in law, equity or otherwise, whether for tort, fraud, contract, violations of federal or state laws, or otherwise, that any Loan Party would have been legally entitled to assert, based on, relating to, or in any manner arising from, in whole or in part, which arise out of or are related to this Amendment, the Credit Agreement, the other Loan Documents, the Secured Obligations or the Collateral and the transactions contemplated thereby (any of the foregoing, a “Released Claim” and collectively, the “Released Claims”). Without limiting the generality of the foregoing, each Loan Party absolutely, unconditionally and irrevocably waives and affirmatively agrees not to allege or otherwise pursue any of the Released Claims, or any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they have or may have under, or in connection with, any Released Claim released and/or discharged by the Loan Parties pursuant to this Section 3.11. The foregoing release, covenant and waivers of this Section 3.11 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or prepayment of any of the Loans, or the termination of the Credit Agreement, this Amendment, any other Loan Document or any provision hereof or thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	VISKASE COMPANIES, LLC

	By:	/s/ Michael Blecic
	Name:	Michael Blecic
	Title:	Vice President, Chief Financial Officer and Treasurer

GUARANTORS:	VISKASE FILMS, INC.

	By:	/s/ Michael Blecic
	Name:	Michael Blecic
	Title:	Vice President, Chief Financial Officer, and Treasurer

WSC CORP.

	By:	/s/ Michael Blecic
	Name:	Michael Blecic
	Title:	Vice President, Chief Financial Officer, and Treasurer

VISKASE DEL NORTE, S.A. DE C.V.

	By:	/s/ Michael Blecic
	Name:	Michael Blecic
	Title:	Vice President, Chief Financial Officer, and Treasurer

SERVICIOS VISKASE DEL NORTE, S.A. DE C.V.

	By:	/s/ Michael Blecic
	Name:	Michael Blecic
	Title:	Vice President, Chief Financial Officer, and Treasurer

[Signature Page to Seventh Amendment to Credit Agreement]

VISKASE SAS

By:	/s/ Thomas Dale Davis
Name:	Thomas Dale Davis
Title:	President

VISKASE GMBH

By:	/s/ Thomas Dale Davis
Name:	Thomas Dale Davis
Title:	Geschäftsführer/Managing Director

CT CASINGS BETEILIGUNGS GMBH

By:	/s/ Thomas Dale Davis
Name:	Thomas Dale Davis
Title:	Geschäftsführer/Managing Director

WALSRODER CASINGS GMBH

By:	/s/ Thomas Dale Davis
Name:	Thomas Dale Davis
Title:	Geschäftsführer/Managing Director

VISKASE SPA

By:	/s/ Thomas Dale Davis
Name:	Thomas Dale Davis
Title:	President

[Signature Page to Seventh Amendment to Credit Agreement]

VISKASE POLSKA SP. Z O.O.

By:	/s/ Thomas Dale Davis
Name:	Thomas Dale Davis
Title:	President of the Management Board

VISKASE SPAIN SLU

By:	/s/ Thomas Dale Davis
Name:	Thomas Dale Davis
Title:	Director (Administrador Solidario)

VISKASE SALES PHILIPPINES INC.

By:	/s/ Mark Arroyo
Name:	Mark Arroyo
Title:	Chairman and President

VISKASE ASIA-PACIFIC CORP.

By:	/s/ Mark Arroyo
Name:	Mark Arroyo
Title:	Chairman and President

[Signature Page to Seventh Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Rose Thomas
Name:	Rose Thomas
Title:	Assistant Vice President

BANK OF AMERICA, N.A., individually as a Lender, L/C Issuer and Swingline Lender

By:	/s/ Andrew J. Maidman
Name:	Andrew J. Maidman
Title:	Senior Vice President

[Signature Page to Seventh Amendment to Credit Agreement]

BMO BANK N.A., as a Lender

By:	/s/ Constantine Bilitsis
Name:	Constantine Bilitsis
Title:	Vice President

[Signature Page to Seventh Amendment to Credit Agreement]

ASSOCIATED BANK, N.A., as a Lender

By:	/s/ J.E. Bergren
Name:	J.E. Bergren
Title:	Senior Vice President

[Signature Page to Seventh Amendment to Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Besi Tsakiris
Name:	Besi Tsakiris
Title:	Vice President

[Signature Page to Seventh Amendment to Credit Agreement]

EXHIBIT A-1

Credit Agreement, as amended

Attached

EXECUTION VERSION

Published CUSIP Number: 92835EAC1

Revolving Loan CUSIP Number: 92835EAD9

Term Loan CUSIP Number: 92835EAE7

CREDIT AGREEMENT

dated as of October 9, 2020

as amended by the First Amendment to Credit Agreement dated as of August 13, 2021, the Second Amendment to Credit Agreement dated as of August 10, 2022, the Limited Waiver and Third Amendment to Credit Agreement dated as of February 14, 2025, the Fourth Amendment to Credit Agreement dated as of July 25, 2025, the Fifth Amendment to Credit Agreement dated as of October 10, 2025, ~~and as further amended by~~ the Limited Waiver and Sixth Amendment to Credit Agreement dated as of January 23, 2026 and the Seventh Amendment to Credit Agreement dated as of April 16, 2026 among

VISKASE COMPANIES, LLC (f/k/a VISKASE COMPANIES, INC.),

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent~~, Swingline Lender~~ and

L/C Issuer,

and

THE LENDERS PARTY HERETO

BMO BANK N.A.,

as Syndication Agent

BOFA SECURITIES, INC.,

and

BMO CAPITAL MARKETS CORP.,

as Joint Lead Arrangers

BOFA SECURITIES, INC.,

as Sole Bookrunner

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1
1.01.	Defined Terms	1
1.02.	Other Interpretive Provisions	~~42~~44
1.03.	Accounting Terms	~~43~~45
1.04.	Rounding	~~43~~46
1.05.	Times of Day	~~44~~46
1.06.	Letter of Credit Amounts	~~44~~46
1.07.	UCC Terms	~~44~~46
1.08.	Rates	~~44~~46
1.09.	Limited Condition Acquisitions	~~44~~47
ARTICLE II. COMMITMENTS AND CREDIT EXTENSIONS		~~45~~48
2.01.	Loans	~~45~~48
2.02.	Borrowings, Conversions and Continuations of Loans	~~46~~49
2.03.	Letters of Credit	~~48~~50
2.04.	~~Swingline Loans.~~[Reserved.]	~~56~~59
2.05.	Prepayments	~~59~~62
2.06.	Termination or Reduction of Commitments	~~61~~65
2.07.	Repayment of Loans	~~62~~65
2.08.	Interest and Default Rate	~~63~~66
2.09.	Fees	~~64~~67
2.10.	Computation of Interest and Fees~~; Retroactive Adjustments of Applicable Rate~~	~~65~~68
2.11.	Evidence of Debt	~~65~~69
2.12.	Payments Generally; Administrative Agent’s Clawback	~~66~~69
2.13.	Sharing of Payments by Lenders	~~68~~72
2.14.	Cash Collateral	~~69~~72
2.15.	Defaulting Lenders	~~70~~73
2.16.	~~Increase in Commitments; Borrower Request.~~[Reserved.]	~~72~~76
2.17.	Affiliated Lender Term Loan Purchases	~~75~~79

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ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		~~76~~79
3.01.	Taxes	~~76~~79
3.02.	Illegality	~~79~~83
3.03.	Inability to Determine Rates	~~80~~84
3.04.	Increased Costs	~~82~~86
3.05.	Compensation for Losses	~~83~~88
3.06.	Mitigation Obligations; Replacement of Lenders	~~84~~88
3.07.	Survival	~~84~~89
ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~85~~89
4.01.	Conditions of Initial Credit Extension	~~85~~89
4.02.	Conditions to all Credit Extensions	~~87~~91
ARTICLE V. REPRESENTATIONS AND WARRANTIES		~~88~~92
5.01.	Organization; Power	~~88~~92
5.02.	Authorization; No Conflict	~~88~~92
5.03.	Enforceability	~~88~~93
5.04.	Governmental Approvals	~~89~~93
5.05.	Financial Statements	~~89~~93
5.06.	No Material Adverse Change	~~89~~93
5.07.	Title to Properties; Possession Under Leases	~~89~~93
5.08.	Subsidiaries	~~90~~94
5.09.	Litigation; Compliance with Laws	~~90~~94
5.10.	Agreements	~~90~~94
5.11.	Federal Reserve Regulations	~~90~~95
5.12.	Investment Company Act	~~91~~95
5.13.	Tax Returns	~~91~~95
5.14.	No Material Misstatements	~~91~~95
5.15.	Employee Benefits Plans	~~91~~96
5.16.	Environmental Matters	~~92~~96
5.17.	Insurance	~~92~~97
5.18.	Sanctions Concerns and Anti-Corruption Laws	~~93~~97
5.19.	Collateral Documents	~~93~~98
5.20.	Location of Real Property and Leased Premises	~~95~~100
5.21.	Compliance with FDA and USDA, Permits	~~95~~100
5.22.	Labor Matters	~~96~~100
5.23.	Use of Proceeds	~~96~~100
5.24.	Solvency	~~96~~101
5.25.	No Burdensome Restrictions	~~96~~101

5.26.	Intellectual Property	~~97~~101
5.27.	No Default	~~97~~101
5.28.	Senior Indebtedness	~~97~~101
5.29.	Representations as to Foreign Obligors	~~97~~102
5.30.	EEA Financial Institutions	~~97~~102
5.31.	Covered Entities	~~97~~102
5.32.	Beneficial Ownership Certification	~~98~~102
5.33.	Outbound Investment Rule	102
ARTICLE VI. AFFIRMATIVE COVENANTS		~~98~~102
6.01.	Existence; Compliance with Laws; Business and Properties	~~98~~102
6.02.	Insurance	~~98~~103
6.03.	Payment of Obligations and Taxes	~~99~~104
6.04.	Financial Statements, Reports, etc.	~~99~~104
6.05.	Litigation and Other Notices	~~102~~108
6.06.	Information Regarding Collateral	~~103~~108
6.07.	Maintaining Records; Access to Properties and Inspections; Annual Meetings	~~103~~109
6.08.	Use of Proceeds	~~103~~109
6.09.	Employee Benefits	~~103~~110
6.10.	Compliance with Environmental Laws	~~104~~110
6.11.	Environmental Reporting	~~104~~110
6.12.	Further Assurances	~~104~~111
6.13.	Designation of Subsidiaries	~~106~~112
6.14.	Anti-Corruption Laws; Sanctions	~~106~~113
6.15.	Approvals and Authorizations	~~107~~113
6.16.	Cash Management	~~107~~113
6.17.	Post-Closing Requirements	~~107~~113
6.18.	Cooperation with Administrative Agent’s Financial Advisor	~~107~~114
6.19.	Monthly Conferences	114
6.20.	Real Property Information	114
ARTICLE VII. NEGATIVE COVENANTS		~~108~~114
7.01.	Indebtedness	~~108~~114
7.02.	Liens	~~110~~117
7.03.	Investments, Loans and Advances	~~112~~119
7.04.	Mergers, Consolidations and Acquisitions; Sales of Assets	~~113~~120

7.05.	Restricted Payments; Restrictive Agreements	~~115~~122
7.06.	Transactions with Affiliates	~~117~~124
7.07.	Business of the Borrower and the Restricted Subsidiaries	~~117~~125
7.08.	Other Indebtedness and Agreements	~~117~~125
7.09.	Fiscal Year	~~118~~125
7.10.	Sale and Leaseback Transaction	~~118~~125
7.11.	Financial Covenants	~~118~~126
7.12.	Sanctions	~~119~~127
7.13.	Anti-Corruption Laws	~~119~~127
7.14.	Negative Pledge on Owned Real Property	~~119~~127
7.15.	Outbound Investment Rule	127
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		~~119~~128
8.01.	Events of Default	~~119~~128
8.02.	Remedies upon Event of Default	~~122~~131
8.03.	Application of Funds	~~122~~131
ARTICLE IX. ADMINISTRATIVE AGENT		~~124~~133
9.01.	Appointment and Authority	~~124~~133
9.02.	Rights as a Lender	~~124~~133
9.03.	Exculpatory Provisions	~~125~~133
9.04.	Reliance by Administrative Agent	~~126~~135
9.05.	Delegation of Duties	~~126~~135
9.06.	Resignation of Administrative Agent	~~127~~135
9.07.	Non-Reliance on Administrative Agent, the Arrangers and the Other Lenders	~~128~~137
9.08.	No Other Duties, Etc.	~~129~~138
9.09.	Administrative Agent May File Proofs of Claim; Credit Bidding	~~129~~138
9.10.	Collateral and Guaranty Matters	~~130~~139
9.11.	Secured Cash Management Agreements and Secured Hedge Agreements	~~131~~140
9.12.	Certain ERISA Matters	~~132~~140
9.13.	Recovery of Erroneous Payments	~~133~~141
ARTICLE X. CONTINUING GUARANTY		~~133~~142
10.01.	Guaranty	~~133~~142
10.02.	Rights of Lenders	~~134~~142
10.03.	Certain Waivers	~~134~~143
10.04.	Obligations Independent	~~134~~143

10.05.	Subrogation	~~134~~143
10.06.	Termination; Reinstatement	~~135~~143
10.07.	Stay of Acceleration	~~135~~144
10.08.	Condition of Borrower	~~135~~144
10.09.	Appointment of Borrower	~~135~~144
10.10.	Right of Contribution	~~135~~144
10.11.	Keepwell	~~136~~144
ARTICLE XI. MISCELLANEOUS		~~136~~145
11.01.	Amendments, Etc.	~~136~~145
11.02.	Notices; Effectiveness; Electronic Communications	~~138~~147
11.03.	No Waiver; Cumulative Remedies; Enforcement	~~140~~149
11.04.	Expenses; Indemnity; Damage Waiver	~~141~~150
11.05.	Payments Set Aside	~~143~~152
11.06.	Successors and Assigns	~~143~~152
11.07.	Treatment of Certain Information; Confidentiality	~~151~~160
11.08.	Right of Setoff	~~152~~161
11.09.	Interest Rate Limitation	~~152~~162
11.10.	Counterparts; Integration; Effectiveness	~~153~~162
11.11.	Survival of Representations and Warranties	~~153~~163
11.12.	Severability	~~153~~163
11.13.	Replacement of Lenders	~~154~~163
11.14.	Governing Law; Jurisdiction; Etc.	~~155~~164
11.15.	Waiver of Jury Trial	~~156~~165
11.16.	No Advisory or Fiduciary Responsibility	~~156~~166
11.17.	Electronic Execution; Electronic Records	~~157~~166
11.18.	USA Patriot Act Notice	~~157~~167
11.19.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~158~~167
11.20.	Acknowledgement Regarding Any Supported QFCs	~~158~~168

v

BORROWER PREPARED SCHEDULES

Schedule 1.01(e)	Immaterial Subsidiaries
Schedule 1.01(f)	Unrestricted Subsidiaries
Schedule 5.04	Governmental Approvals
Schedule 5.07	Title to Properties
Schedule 5.08	Subsidiaries
Schedule 5.09	Litigation
Schedule 5.15	Pension Plans
Schedule 5.16	Environmental Matters
Schedule 5.17	Insurance
Schedule 5.19(a)	Filing Offices
Schedule 5.19(b)	Registered Intellectual Property
Schedule 5.19(c)	Deposit Accounts& Securities Accounts
Schedule 5.19(d)	Tangible Chattel Paper
Schedule 5.19 (e)	Electronic Chattel Paper& Letter-of-Credit Rights
Schedule 5.19 (f)	Commercial Tort Claims
Schedule 5.19 (g)	Pledged Equity Interests
Schedule 5.20(a)	Owned Real Property
Schedule 5.20(b)	Leased Real Property
Schedule 5.26	Intellectual Property Matters
Schedule 6.17	Post-Closing Requirements
Schedule 7.01	Existing Indebtedness
Schedule 7.02	Existing Liens
Schedule 7.03	Existing Investments
Schedule 7.05	Restrictive Agreements
Schedule 7.08(a)	Material Contracts

ADMINISTRATIVE AGENT PREPARED SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 1.01(b)	Initial Commitments and Applicable Percentages
Schedule 1.01(c)	Existing Letters of Credit
Schedule 2.01	~~Swingline Commitments~~[Reserved]
Schedule 2.03	Letter of Credit Commitments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B-1	Form of Assignment and Assumption
Exhibit B-2	Form of Affiliated Lender Assignment and Assumption
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Loan Notice
Exhibit F	Form of Permitted Acquisition Certificate
Exhibit G	Form of Revolving Note
Exhibit H	Form of Secured Party Designation Notice
Exhibit I	Form of Solvency Certificate
Exhibit J	~~Form of Swingline Loan Notice~~[Reserved]
Exhibit K	Form of Term Note
Exhibit L	Forms of U.S. Tax Compliance Certificates
Exhibit M	Form of Funding Indemnity Letter
Exhibit N	[Reserved]
Exhibit O	Form of Notice of Loan Prepayment

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of October 9, 2020, as amended by the First Amendment to Credit Agreement dated as of August 13, 2021, the Second Amendment to Credit Agreement dated as of August 10, 2022 ~~and as further amended by~~, the Limited Waiver and Third Amendment to Credit Agreement dated as of February 14, 2025, the Fourth Amendment to Credit Agreement dated as of July 25, 2025, the Fifth Amendment to Credit Agreement dated as of October 10, 2025, the Limited Waiver and Sixth Amendment to Credit Agreement dated as of January 23, 2026 and as further amended by the Seventh Amendment to Credit Agreement dated as of April 16, 2026, is by and among VISKASE COMPANIES, LLC (f/k/a VISKASE COMPANIES, INC.), a Delaware ~~corporation~~limited liability company (the “Borrower”), the Guarantors from time to time party hereto, the Lenders from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent~~, Swingline Lender~~  and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lenders~~, the Swingline Lender~~ and the L/C Issuer make loans and other financial accommodations to the Loan Parties in an aggregate amount of up to $180,000,000.

WHEREAS, the Lenders~~, the Swingline Lender~~ and the L/C Issuer have agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01.       Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“13-Week Cash Flow Projection” has the meaning set forth in Section 6.04(n).

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division or line of business of such Person.

“Additional Guarantor” has the meaning specified in Section 6.12(b).

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, however, that Additional Secured Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“AEPC” means American Entertainment Properties Corp., a Delaware corporation.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means a Lender that is any Person included in the definition of “Icahn Group” or an Affiliate of the Borrower (including AEPC) (in each case, other than the Borrower, any Subsidiary of the Borrower or a natural person), or is managed or advised by any of the foregoing.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender, and accepted by the Administrative Agent, in substantially the form of Exhibit B-2 or any other form approved by the Administrative Agent.

“Agent Parties” has the meaning specified in Section 11.02(c). “Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto.

“Annualized Basis” means, with respect to the calculation of the Consolidated Fixed Charge Coverage Ratio and the Consolidated Leverage Ratio for any applicable Measurement Period~~, the product of (i) the~~ ending on March 31, June 30 or September 30, 2026, the applicable components of ~~Consolidated Fixed Charge Coverage Ratio made after the Closing Date through the last day of such period (the “Post-Closing Period”) divided by the number of calendar days in such Post-Closing Period times (ii) 365.~~such ratios shall be determined (i) with respect to the Measurement Period ended March 31, 2026, using the results from the fiscal quarter ended March 31, 2026 multiplied by 4, (ii) with respect to the Measurement Period ended June 30, 2026, using the results from the two fiscal quarters ended June 30, 2026 multiplied by 2, and (iii) with respect to the Measurement Period ended September 30, 2026, using the results from the three fiscal quarters ended September 30, 2026 multiplied by 4/3.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.29(a).

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term Lender’s Term Loans at such time, and

(b) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15. If the Commitment of all of the Revolving Lenders to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto ~~or in any documentation executed by such Lender pursuant to Section 2.16~~, as applicable.

“Applicable Rate” means, from and after the ~~Third~~Seventh Amendment Effective Date, for any day, the rate per annum set forth below ~~opposite the applicable Level~~ then in effect ~~(based on the Consolidated Leverage Ratio)~~, it being understood that the Applicable Rate for (a) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “Base Rate”, (b) Revolving Loans that are Term SOFR Loans shall be the percentage set forth under the column “Revolving Loans” and “Term SOFR & Letter of Credit Fee”, (c) that portion of the Term Loan comprised of Base Rate Loans shall be the percentage set forth under the column “Term Loan” and “Base Rate”, (d) that portion of the Term Loan comprised of Term SOFR Loans shall be the percentage set forth under the column “Term Loan” and “Term SOFR & Letter of Credit Fee”, (e) the Letter of Credit Fee shall be the percentage set forth under the column “Revolving Loans” and “Term SOFR & Letter of Credit Fee”, and (f) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

~~Level~~	~~Consolidated Leverage Ratio~~	Term SOFR & Letter of Credit Fee		Base Rate		Commitment Fee
		Revolving Loans	Term Loan	Revolving Loans	Term Loan
~~1~~	~~>3.50:1.00~~	~~3.00~~4.00%	~~3.00~~4.00%	~~2.00~~3.00%	~~2.00~~3.00%	0.45%
~~2~~	~~<3.50:1.00, but >3.00:1.00~~	~~2.50%~~	~~2.50%~~	~~1.50%~~	~~1.50%~~	~~0.35%~~
~~3~~	~~<3.00:1.00, but >2.25:1.00~~	~~2.25%~~	~~2.25%~~	~~1.25%~~	~~1.25%~~	~~0.30%~~
~~4~~	~~<2.25:1.00, but~~	~~2.00%~~	~~2.00%~~	~~1.00%~~	~~1.00%~~	~~0.25%~~
~~>1.50:1.00~~
~~5~~	~~<1.50:1.00~~	~~1.75%~~	~~1.75%~~	~~0.75%~~	~~0.75%~~	~~0.20%~~

~~Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.04(d); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.04(d), then, upon the request of the Required Lenders, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered, whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.~~

~~Notwithstanding anything to the contrary contained in this definition, (i) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b), (ii) the Applicable Rate shall be set at Pricing Level 1 (x) from the Fifth Amendment Effective Date until the first Business Day immediately following the delivery of a Compliance Certificate demonstrating the end of the Specified Period and (y) during any Specified Cure Period and (iii) the Applicable Rate with respect to any Incremental Term Loan shall be as set forth in the definitive documentation therefor (subject to the requirements of Section 2.16). Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.~~

~~The Applicable Rate set forth above shall be increased as, and to the extent, required by Section 2.16.~~

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time~~,~~ and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Lenders ~~and (c) with respect to the Swingline Sublimit, (i)~~ the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), the ~~Revolving Lenders~~.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities and BMO Capital Markets Corp., in their capacities as joint lead arrangers.

“Assets” has the meaning specified in Section 7.02.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) all Synthetic Debt of such Person and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2019 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(ii).

“Availability Period” means in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Facility, (ii) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the Commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%, subject to the interest rate floors set forth therein; provided, however, that if the Base Rate shall be less than 1.00%, such rate shall be deemed 1.00% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate. All Base Rate Loans are only available to the Borrower and Loans denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BofA Securities” means BofA Securities, Inc.

“Borrower” has the meaning specified in the introductory paragraph hereto. “Borrower Materials” has the meaning specified in Section 6.04(l).

“Borrowing” means a Revolving Borrowing~~, a Swingline Borrowing~~ or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, in the case of a Business Day which relates to a Term SOFR Loan, a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, with respect to the Borrower or any Guarantor, the aggregate of all expenditures by the Borrower or any Guarantor for the purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, subject to Section 1.03; provided, however, that (i) the term “Capital Expenditures” shall not include expenditures that are Permitted Acquisitions and (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases (but excluding for the avoidance of doubt, any “operating lease”) on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capped Non-Cash Charges” means, for any period, with respect to the Borrower and its Restricted Subsidiaries, (i) out-of-period balance sheet reserve adjustments (e.g., accounts receivable, inventory, litigation, and Environmental Liability) and (ii) other non-cash charges as approved by the Administrative Agent in writing; provided, that, Capped Non-Cash Charges shall not exceed the following amounts for each applicable Measurement Period: (a) $200,000 for the fiscal quarter ending March 31, 2026; (b) $700,000 for the fiscal quarter ending June 30, 2026; (c) $1,000,000 for the fiscal quarter ending September 30, 2026; (d) $1,000,000 for the fiscal quarter ending December 31, 2026; (e) $1,200,000 for the fiscal quarter ending March 31, 2027 and (f) $1,400,000 for the fiscal quarter ending June 30, 2027.

“Cash Collateralize” means to deposit in a Controlled Account or pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or ~~Swingline Lender (as applicable) or~~ the Lenders, as Collateral for L/C Obligations~~, the Obligations in respect of Swingline Loans,~~ or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations ~~or Swingline Loans~~ (as the context may require)~~,~~ (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the applicable L/C Issuer, and/or (c) if the Administrative Agent and the applicable L/C Issuer ~~or Swingline Lender~~ shall agree, in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer ~~or the Swingline Lender (as applicable)~~.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments:

(i)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided, however, that the full faith and credit of the United States is pledged in support thereof;

(ii)          time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof (each such commercial bank, an “Approved Bank”);

(iii)          commercial paper and variable of fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within two hundred seventy (270) days of the date of acquisition thereof;

(iv)         repurchase obligations of any commercial bank satisfying the requirements of clause (b) above or of any recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (i) or (ii) above;

(v)          debt securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (ii) above;

(vi)         Investments in money market funds or money market mutual funds substantially all of whose assets are invested in the types of assets described in clauses (i) through (iii) above; and

(vii)        in the case of a Foreign Subsidiary, substantially similar investments of the type described above denominated in foreign currencies and from governments or agencies and instrumentalities thereof, similarly rated political subdivisions thereof or similarly capitalized and rated foreign banks, in each case, in the jurisdiction in which such Foreign Subsidiary is organized.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in each case, in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, however, that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means and shall be deemed to have occurred if (a) the Permitted Holders shall at any time not legally and beneficially own, in the aggregate, directly or indirectly, at least 35% of the voting power of the outstanding Voting Stock of the Borrower, or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof, unless, in the case of either clause (a) or (b) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower.

“Chicago Facility” means the approximately 25.68 acres of vacant land located in the NE Quadrant of E. 100th St. and S. Torrance Ave. and the SW Corner of E. 100th St. and Escanaba Ave, Chicago, Illinois.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment.

“Closing Date” means the date hereof.

“CME” means CME Group Benchmark Administration Limited. “Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all other property with respect to which Liens in favor of the Administrative Agent for the benefit of the Secured Parties are purported to be granted to and in accordance with the Collateral Documents.

“Collateral Account” has the meaning specified in Section 2.03(q)(i).

“Collateral Documents” means, collectively, the Security Agreement, the Qualifying Control Agreements, each Joinder Agreement, the Intercompany Note, each of the collateral assignments, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment~~,~~ or a Revolving Commitment ~~or an Incremental Commitment, as the context may require~~.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” has the meaning set forth in Section 11.17(a).

“Competitor” means any Person that is a competitor of the Borrower or any of its Restricted Subsidiaries engaged in substantially similar business operations as Borrower or any of its Restricted Subsidiaries, or any business activity that is related, ancillary or complementary thereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Restricted Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP, but excluding any items attributable to Unrestricted Subsidiaries.

“Consolidated EBITDA” means, for any applicable period, the sum of:

(a)            Consolidated Net Income for such ~~Measurement Period~~period plus

(b)           without duplication and to the extent deducted (and not already added back) (other than with respect to clauses (ix) below) in determining such Consolidated Net Income, the sum of:

(i)            Consolidated Net Interest Expense for such ~~Measurement Period~~period,

(ii)           all amounts for taxes based on income, profits or capital and commercial activity payments to taxing authorities (or in each case similar taxes or payments), including income tax expense of Consolidated foreign subsidiaries and foreign withholding tax expense, for such ~~Measurement Period~~period,

(iii)          all amounts attributable to depreciation and amortization for such ~~Measurement Period~~period,

(iv)          ~~any non-cash charges (including, but not limited to, the write down or impairment of any assets, whether or not current assets), losses or expenses for such period,~~

(~~v~~iv)       any non-cash compensation charges and deferred compensation charges, including arising from stock options,

(~~vi~~v)       any pension expense in respect of defined benefit plans (including any cash pension expense with respect to a terminated plan) in an aggregate amount not to exceed $3,000,000 in any fiscal year,

~~(vii)         severance expenses related to the termination of employees and other restructuring, integration and relocation charges and costs; provided, however, that, in no event shall the aggregate amount added back to Consolidated EBITDA under this clause (vii) for any Measurement Period, together with any increase to Consolidated EBITDA for such Measurement Period under clause (y) of the definition of “Pro Forma Basis”, exceed 20% of Consolidated EBITDA for such period (giving Pro Forma Effect to all such relevant adjustments during such Measurement Period),~~

(vi)          Capped Non-Cash Charges for such period subject to the limitations set forth in the definition of such term,

(vii)         Non-Capped Non-Cash Charges for such period,

(viii)        ~~costs and expenses incurred in connection with the~~realized total loss or gain on foreign exchange transactions ~~on the Closing Date and any Permitted Acquisitions~~that were incurred solely for purposes of compliance with Section 7.11(d); provided, however, that~~, in the case of any Permitted Acquisition which is not consummated,~~ in no event shall the ~~aggregate~~ amount added back to Consolidated EBITDA under this clause (~~viii) for any Measurement Period~~x) exceed $~~3,000,000~~1,500,000 for any fiscal quarter,

(ix)           ~~to the extent (A) actually reimbursed in cash from insurance proceeds or (B) as to which the Borrower has made a determination that a reasonable basis exists for reimbursement by a third party and only to the extent that such amount (i) is not denied by the applicable carrier in writing within 180 days of the occurrence of such event and (ii) is in fact reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365-day period), expenses with respect to any business interruption, liability or casualty,~~

(~~x~~ix)         any net unrealized non-cash foreign currency ~~translation~~ loss (or minus net unrealized non-cash foreign currency ~~translation~~ gains~~)~~,

(x)           unbudgeted restructuring costs incurred in fiscal year 2026 related to the closing of the Osceola Facility; provided, however, that in no event shall the aggregate amount added back to Consolidated EBITDA under this clause (xi) exceed $400,000,

(xi)          fees, costs and expenses incurred in connection with the Seventh Amendment and/or the Enzon Merger (including the fees, costs and expenses of any consultant in connection with an appraisal provided after the Seventh Amendment Effective Date), and

(xii)         [reserved],

~~(xi)          for the period commencing on April 1, 2025 and ending on March 31, 2026, the cash proceeds received by the Borrower in respect of the March 2025 Equity Issuance; provided, however, that (i) in no event shall the aggregate amount added back to Consolidated EBITDA under this clause (xi) exceed $15,000,000 and (ii) the March 2025 Equity Issuance will be included in Consolidated EBITDA solely for purposes of calculating (x) the financial covenants set forth in Section 7.11 and (y) the Applicable Rate, and will be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including calculating basket levels, determining compliance with incurrence based or pro forma calculations or conditions and any other items governed by reference to Consolidated EBITDA; provided further that no amount shall be added back to Consolidated EBITDA under this clause (xi) for any Measurement Period ending after March 31, 2026,~~

~~(xii)         for the period commencing on July 1, 2025 and ending on June 30, 2026, the cash proceeds received by the Borrower in respect of the September 2025 Equity Issuance; provided, however, that (i) in no event shall the aggregate amount added back to Consolidated EBITDA under this clause (xii) exceed $5,000,000 and (ii) the September 2025 Equity Issuance will be included in Consolidated EBITDA solely for purposes of calculating (x) the financial covenants set forth in Section 7.11 and (y) the Applicable Rate, and will be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including calculating basket levels, determining compliance with incurrence based or pro forma calculations or conditions and any other items governed by reference to Consolidated EBITDA; provided further that no amount shall be added back to Consolidated EBITDA under this clause (xii) for any Measurement Period ending after June 30, 2026, and~~

~~(xiii)        the cash proceeds received by the Borrower from no more than one (1) Equity Issuance (a “Specified Equity Issuance”) consummated after the Fifth Amendment Effective Date; provided, however, that (i) in no event shall the aggregate amount added back to Consolidated EBITDA under this clause (xiii) exceed $5,000,000 and (ii) the proceeds of any such Equity Issuance will be included (1) solely to the extent the Borrower shall have provided prior written notice to the Administrative Agent of its intent to consummate a Specified Equity Issuance, which notice shall designate such Equity Issuance as a Specified Equity Issuance and set forth the fiscal quarter in which such Specified Equity Issuance is intended to be consummated, (2) solely for the fiscal quarter in which such Specified Equity Issuance was consummated and the immediately succeeding three fiscal quarters (in respect of any such Specified Equity Issuance, each a “Specified Cure Quarter” and collectively, the “Specified Cure Quarters”) and (3) in Consolidated EBITDA solely for purposes of calculating (x) the financial covenants set forth in Section 7.11 and (y) the Applicable Rate, and will be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including calculating basket levels, determining compliance with incurrence based or pro forma calculations or conditions and any other items governed by reference to Consolidated EBITDA,~~

minus

(c)          ~~without duplication (i) all cash payments made during such Measurement Period on account of reserves, restructuring charges and other non-cash charges for a prior period added to Consolidated Net Income for a prior Measurement Period, and (ii) any non-cash gains for such Measurement Period, all determined on a Consolidated basis in accordance with GAAP; provided, however, that Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisitions, permitted Investments, Acquisitions and permitted Dispositions (other than any Permitted Transfer) consummated at any time on or after the first day of the applicable Measurement Period and, except as expressly set forth in the definition of Pro Forma Basis, prior to the date of determination as if each such Permitted Acquisition, or other Investment, Acquisition, or Disposition (other than any Permitted Transfer) had been effected on the first day of such period and as if each such Disposition (other than any Permitted Transfer) had been consummated on the day prior to the first day of such Measurement Period.~~

~~Notwithstanding the foregoing, Consolidated EBITDA for the following fiscal quarters shall be the amounts set forth opposite such fiscal quarter below:~~

~~Fiscal Quarter Ending~~	~~Consolidated EBITDA~~
~~December 31, 2019~~	~~$10,534,000~~
~~March 31, 2020~~	~~$14,383,000~~
~~June 30, 2020~~	~~$16,045,000~~

(c)           [reserved].

“Consolidated Fixed Charge Coverage Ratio” means, for any Measurement Period, the ratio of (a) the sum of (i) Consolidated EBITDA less (ii) the aggregate amount of all Maintenance Capital Expenditures paid with internally generated cash of the Loan Parties or Revolving Loans during such period to (b) the sum of (i) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt for borrowed money or regularly scheduled principal payments to the extent paid in cash (excluding (x) principal payments on any revolving, overdraft, factoring or similar facilities, unless such payments are in conjunction with a commitment reduction and (y) the Enzon Prepayment), plus (ii) Consolidated Net Interest Expense, plus (iii) the aggregate amount of all Restricted Payments and earnout obligations paid in cash (other than Permitted Tax Distributions), plus (iv) the aggregate amount of Taxes paid in cash (including Permitted Tax Distributions). For purposes hereof, the ~~components of~~ Consolidated Fixed Charge Coverage Ratio ~~set out in clauses (b)(i) and (b)(ii) above~~ for each Measurement Period ~~through the Measurement Period~~ ending on March 31, June 30~~, 2021~~ and September 30, 2026 shall be calculated on an Annualized Basis.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Debt of the Borrower and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a Consolidated basis for the most recently completed Measurement Period. For purposes hereof, the Consolidated Leverage Ratio for each Measurement Period ending on March 31, June 30 and September 30, 2026 shall be calculated on an Annualized Basis.

“Consolidated Net Income” means, for any ~~Measurement Period~~period, the net income or loss of the Borrower and its Restricted Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP; provided, however, that there shall be excluded (a) the net income or loss of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary (provided, however, that, if any approval of any Governmental Authority is required for any such payment or distribution, this clause (a) shall not apply unless and until the applicable Governmental Authority has issued an order restricting such payment or distribution), (b) the income or loss of any Person accrued prior to the date it becomes a subsidiary or is merged into or Consolidated with the Borrower or any Restricted Subsidiary or prior to the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary, (c) the net income or loss of any Person in which any other Person (other than the Borrower or a wholly owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest to the extent such net income is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Person, directly or indirectly, to the Borrower or any Restricted Subsidiary and (d) any non-cash gains or losses attributable to sales of assets outside of the ordinary course of business or any other non-cash non-recurring gains or losses, including, without limitation, any non-cash impairment charges.

“Consolidated Net Interest Expense” means, for any period, (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations or any dividends or other payments made in respect of any Equity Interest) of the Borrower and the Restricted Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP, plus (ii) any interest accrued during such period in respect of Indebtedness of the Borrower and the Restricted Subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP minus (b) the sum of (i) total interest income of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP plus (ii) non-cash charges related to the amortization or write-off of debt discount or debt issuance costs and commissions to the extent included in the interest expense for such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower and the Restricted Subsidiary or any Restricted Subsidiaries with respect to interest rate Swap Contracts.

Consolidated Net Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving or letter of credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Measurement Period and prior to the date of determination in connection with any Permitted Acquisitions and Disposition (other than any Permitted Transfer) as if such incurrence, assumption, repayment or extinguishment had been effected on the first day of such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to a Qualifying Control Agreement.

“Covenant Modification Period” means the period commencing with the Third Amendment Effective Date and ending on the date that the Borrower delivers to the Administrative Agent a Compliance Certificate with respect to the fiscal quarter ending December 31, 2025.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.20.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Issuance” means the issuance by any Loan Party or any Restricted Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.01.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer~~, the Swingline Lender~~ or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit ~~or Swingline Loans~~) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, or the L/C Issuer ~~or the Swingline Lender~~ in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has,  (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer~~, the Swingline Lender~~  and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or Restricted Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means, on any date, (a) any Person identified by name by the Borrower to the Administrative Agent in writing prior to the Closing Date and (b) any other Person that is a Competitor of the Borrower or any of its Subsidiaries, in each case that is separately identified in writing by name by the Borrower to the Administrative Agent from time to time (other than upon and during the continuance of an Event of Default) or (c) any Affiliate of any person identified in clause (a) or (b) that is clearly identifiable as an affiliate on the basis of its name (other than bona fide debt funds that purchase commercial loans in the ordinary course of business, other than such debt funds excluded pursuant to clause (a) of this paragraph), which designation shall not have retroactive effect to any prior assignment or participation to any Lender permitted hereunder or under the Loan Documents at the time of such assignment or participation.

“Disqualified Preferred Stock” means all redeemable preferred Equity Interests of any Person, to the extent mandatorily redeemable in cash (other than as a result of a change of control if the documentation regarding such preferred Equity Interests provides for no payment unless, prior to any such payment, all Loans and other Obligations under the Loan Documents are paid in full in cash or the Lenders consent to such payment) on or prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Restricted Subsidiary” shall mean a Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” has the meaning specified in Section 11.06(g)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.06(g).

“Environmental Laws” means all applicable current and future Federal, state and local laws (including common law), regulations, rules, ordinances, codes, and any legally binding decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment or natural resources, human health and safety as it relates to environmental protection, the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials, or (e) any contract, agreement or other written consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Enzon Merger” has the meaning set forth in the Fourth Amendment.

“Enzon Merger Agreement” has the meaning set forth in the Fourth Amendment.

“Enzon Prepayment” has the meaning set forth in Section 2.05(b)(iii).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance or sale by the Borrower or any Restricted Subsidiary of any Qualified Equity Interests of the Borrower or any such Restricted Subsidiary, as applicable, except in each case for (a) any such issuance or sale by a Restricted Subsidiary to the Borrower, any Loan Party or another Restricted Subsidiary, (b) any issuance of directors’ qualifying shares, and (c) sales or issuances of Equity Interests of the Borrower to directors, management, consultants or any other employee of the Borrower or any Restricted Subsidiary under any employee stock option or stock purchase plan or employee benefit plan or similar plan in existence from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) a determination that any Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 3030 of ERISA or Section 430 of the Code), the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, or (h) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code or 406 of ERISA) with respect to which the Borrower or any of the Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which the Borrower or any such Restricted Subsidiary could otherwise be liable.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Account” means any (i) account holding assets used solely for purposes of paying payroll obligations, (ii) account holding assets solely held in escrow for third parties established in the ordinary course of business, (iii) account holding assets used solely for purposes of paying trust obligations, (iv) account holding assets used solely for purposes of paying employee benefits obligations, (v) account holding assets used solely for purposes of paying 401(k) obligations, (vi) account holding assets used solely for purposes of paying pension fund obligations, (vii) account holding assets consisting solely of treasury shares, (viii) account holding assets used solely for purposes of paying taxes and (ix) unless otherwise elected by the Borrower, any deposit account or securities account of a Loan Party in any jurisdiction other than the United States.

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Subsidiary” means, as of any date of determination, any Subsidiary that is an Immaterial Subsidiary or an Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell”, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Guarantors) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Sections 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f)and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing ABL Credit Agreement” means that certain Loan and Security Agreement dated as of November 14, 2007 (as amended, restated, supplemented or otherwise modified prior to the Closing Date), by and between the Borrower and Icahn Enterprises Holdings L.P.

“Existing Letters of Credit” means those certain letters of credit set forth on Schedule 1.01(c).

“Existing Term Loan Credit Agreement” means that certain Credit Agreement dated as of January 30, 2014 (as amended, restated, supplemented or otherwise modified prior to the Closing Date), by and among the Borrower, the lenders party thereto and UBS AG, Stamford Branch, as administrative agent and collateral agent.

“Extended Letter of Credit” means a Letter of Credit that, upon the Company’s request and the L/C Issuer’s approval, shall have an expiry date later than the Letter of Credit Expiration Date.

“Facility” means the Term Facility or the Revolving Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations for which no claim or demand has yet been made), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDA” has the meaning specified in Section 5.21.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the letter agreement, dated August 14, 2020, among the Borrower, the Administrative Agent and BofA Securities.

“Financial Officer” means of any Person shall mean the chief financial officer, principal accounting officer, vice president of finance, treasurer or controller of such Person.

“First Amendment Effective Date” means August 13, 2021.

“Foreign Lender” means, (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligation Loan Documents” means all legal documentation entered into between the applicable Foreign Subsidiary and the Foreign Obligation Provider, to the extent evidencing Foreign Subsidiary Secured Obligations.

“Foreign Obligation Provider” means any Person in its capacity as a party to a Foreign Obligation Loan Document that, (a) at the time it enters into such Foreign Obligation Loan Document with a Loan Party or any Subsidiary, is a Lender or an office, branch or Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to such Foreign Obligation Loan Document with a Loan Party or any Subsidiary, in each case in its capacity as a party to such Foreign Obligation Loan Documents (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Foreign Subsidiary Secured Obligations” means all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations, and all expenses, reimbursements, indemnities and other obligations under or with respect to, any loans, letters of credit, acceptances, guarantees, overdraft facilities, other credit extensions or accommodations or similar obligations owing by any Foreign Subsidiary to a Foreign Obligation Provider; provided that any such obligations constituting Indebtedness shall only constitute Foreign Subsidiary Secured Obligations to the extent permitted under Section 7.01(m).

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement dated as of the Fourth Amendment Effective Date by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.

“Fourth Amendment Effective Date” means July 25, 2025.

“Fifth Amendment Effective Date” means October 10, 2025.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, ~~(a)~~ with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof~~, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.~~.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Indemnity Letter” means a funding indemnity letter, substantially in the form of Exhibit M.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the FDA, the USDA, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, assets, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, or (e) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any obligation under a Guarantee of a guarantor shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made, and (B) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantors” means, collectively, (a) the Restricted Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.12, and (b) with respect to Additional Secured Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, the Borrower. For the avoidance of doubt, no Excluded Subsidiary shall be required to be a Guarantor.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.12.

“Hazardous Materials” means (a) any petroleum products or byproducts, (b) per- and polyfluoroalkyl substances, and (c) any chemical, material, substance or waste defined or characterized as toxic, hazardous, a pollutant, or a contaminant or words of similar meaning that is prohibited, limited, or regulated by or pursuant to, or gives rise to liability under, any Environmental Law or requiring removal, remediation or reporting under any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Articles VI or VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Articles VI or VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, however, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and provided further that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Icahn Group” means, from time to time, (1) Carl Icahn and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above.

For the purposes of this definition of Icahn Group, and for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company, and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below); provided that, (a) for purposes of this Agreement, at no time shall (i) the fair market value or the book value (whichever is greater) of the total assets of any Immaterial Subsidiary at the last day of the most recent Measurement Period be equal to or exceed $2,000,000, or (ii) the revenues of any Immaterial Subsidiary be equal to exceed $1,000,000 during the last twelve months preceding the Closing Date and, thereafter, during the twelve months preceding the Borrower’s most recent fiscal quarter, and (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above; provided, further that, the Borrower may designate and redesignate a Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition. As of the Closing Date, each Immaterial Subsidiary of the Borrower is listed on Schedule 1.01(e).

~~“Increase Effective Date” has the meaning assigned to such term in Section 2.16.~~

~~“Increase Joinder” has the meaning assigned to such term in Section 2.16(b).~~

~~“Incremental Commitments” means Incremental Revolving Commitments and/or the Incremental Term Commitments.~~

~~“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.16.~~

~~“Incremental Term Commitment” has the meaning assigned to such term in Section 2.16.~~

~~“Incremental Term Loan Maturity Date” has the meaning assigned to such term in Section 2.16(c).~~

“~~Incremental Term Loans” means any loans made pursuant to any Incremental Term Commitments.~~

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all direct or contingent obligations of such Person arising under standby letters of credit, bankers’ acceptances, bank guaranties and similar instruments;

(c)            the Swap Termination Value of any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued obligations incurred in the ordinary course of business);

(e)            indebtedness (excluding prepaid interest thereon( secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements(, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business(; provided, however, that, if such indebtedness has not been assumed by such Person or is limited in recourse to such Person then the amount of Indebtedness of any Person will be deemed to be equal to the lesser of (x( the aggregate unpaid amount of such Indebtedness and (y( the fair market value (as determined by such Person in good faith( of the property encumbered thereby as determined by such Person in good faith;

(f)             all Attributable Indebtedness of such Person;

(g)            all mandatory and non-discretionary obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment prior to the date that is ninety-one (91( days after the Maturity Date in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, including Disqualified Preferred Stock; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07(a).

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercompany Note” means that certain Global Intercompany Note, dated as of the Closing Date, by and among the Borrower and certain of its Subsidiaries party thereto.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan ~~or Swingline Loan~~, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made ~~(with Swingline Loans being deemed made under the Revolving Facility for purposes of this definition)~~.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division or line of business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. The amount of any Investment will be the original cost of such Investment plus (x) the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus (y) the amount of any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Subsidiary in respect of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Section 6.12.

~~“Latest Maturity Date” shall mean, at any time, the latest Maturity Date applicable to any Term Loan hereunder at such time, including the latest maturity date of any Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.~~

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue Letters of Credit hereunder. The initial amount of the L/C Issuer’s Letter of Credit Commitment is set forth on Schedule 2.03. The Letter of Credit Commitment of the L/C Issuer may be modified from time to time by agreement between the L/C Issuer and the Borrower, and notified to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means any payment made by the L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts (including all L/C Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCA Test Date” has the meaning specified in Section 1.09.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns ~~and, unless the context requires otherwise, includes the Swingline Lender~~.

“Lender Parties” and “Lender Recipient Parties” mean, collectively, the Lenders~~, the Swingline Lender~~ and the L/C Issuer.

“Lending Office” means, as to the Administrative Agent, the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” has the meaning specified in Section 2.03(d).

“Letter of Credit Fee” has the meaning specified in Section 2.03(l).

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means a Permitted Acquisition that is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity” means, on any date of determination, an amount equal to the excess of (x) the aggregate Revolving Commitments of all Revolving Lenders as of such date plus the aggregate amount of cash and Cash Equivalents, as determined on a bank balance basis (excluding checks issued and collection float), held by the ~~Borrower and its Restricted Subsidiaries~~U.S. Loan Parties on such date (which shall be determined without giving Pro Forma Effect to the proceeds of any Indebtedness incurred on such date) that are not restricted over (y) the Outstanding Amount of Revolving Loans and L/C Obligations.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan~~,~~ or a Revolving Loan ~~or a Swingline Loan~~.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) the Loan Purchase Agreement, (g) each Issuer Document, (h) each Joinder Agreement, (i) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, and (j) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement) and any amendments, modifications or supplements thereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, however, that for purposes of Section 11.01, “Loan Documents” shall mean this Agreement, the Guaranty and the Collateral Documents.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loan Purchase Agreement” means the Loan Purchase Agreement, dated as of the Closing Date, by and between AEPC and Bank of America, and acknowledged by the Borrower.

“Maintenance Capital Expenditures” means Capital Expenditures that are made in connection with the replacement, substitution, restoration or repair of existing assets in order to maintain existing operational capacities (it being agreed that Maintenance Capital Expenditures does not include Capital Expenditures made in connection with an acquisition of a new asset that seeks to expand existing operational capacities).

“March 2025 Equity Issuance” means the issuance of 7,142,858 shares of capital stock of the Borrower, at a purchase price equal to $2.10 per share, completed on March 21, 2025.

“Margin Stock” means the meaning assigned to such term in Regulation U.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, condition (financial or otherwise) or operating results of the Borrower and the Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents; (c) a material impairment of the validity or enforceability of any of the Loan Documents or the rights and remedies of, or benefits available to, the Secured Parties or the Administrative Agent under any Loan Document, or (d) a material adverse effect on the validity, perfection or priority of the Liens granted pursuant to any of the Collateral Documents.

“Material Indebtedness” shall mean any Indebtedness (other than the Obligations hereunder), or obligations in respect of one or more Swap Contracts, whenever incurred or arising, of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Material Subsidiary” means any Restricted Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Revolving Facility, August 13, ~~2026~~2027 and (b) with respect to the Term Facility, August 13, ~~2026~~2027; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning set forth in Section 11.09.

“Measurement Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination, subject to certain calculations made on an Annualized Basis as set forth in the definitions of “Consolidated Fixed Charge Coverage Ratio” and “Consolidated Leverage Ratio”.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA. “Net Cash Proceeds” means (a) with respect to any Disposition or Involuntary Disposition, the cash proceeds actually received by the Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value at the time of such Disposition in the case of other non-cash proceeds), net of (i) selling expenses (including broker’s fees or commissions, accountants’ fees, investment banking fees, consulting fees, reasonable and documented legal fees and any other customary reasonable and documented fees and out-of-pocket expenses actually incurred in connection therewith, transfer and similar taxes), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities, for any taxes, or under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money, Capital Lease Obligations or Synthetic Lease Obligations which are secured by the assets sold in such Disposition sold and which are required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such assets) and (iv) any amounts received by the Borrower or any of its Restricted Subsidiaries which would not at the applicable time of determination be permitted to be distributed to its immediate parent, the Borrower or the Administrative Agent by operation of the terms of such receiving party’s charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such receiving party, and (b) with respect to any issuance or incurrence of Indebtedness for borrowed money or any Equity Issuance, the cash proceeds thereof actually received by the Borrower or such Restricted Subsidiary, net of all attorneys’ fees, consulting fees, investment banking fees, taxes and other customary fees, underwriting discounts, commissions, costs and other expenses incurred in connection therewith.

“Non-Capped Non-Cash Charges” means, for any period, with respect to the Borrower and its Restricted Subsidiaries,non-cash charges (or gains) for (i) long-term asset impairment charges (e.g., goodwill, intangible assets and plant, property and equipment), including the write down of such assets, (ii) unrealized lower of cost or market losses and gains on inventory, (iii) non-cash charges related to termination of pension plans and (iv) long-term losses and gains on the disposal of assets.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders, in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(ii).

“Note” means a Term Note or a Revolving Note, as the context may require.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit O or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, however, that, without limiting the foregoing, the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

~~“OID” has the meaning specified in Section 2.16(b).~~

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Osceola Facility” means the Borrower’s facility consisting of approximately 225,000 square feet located on approximately 40 acres with an address of 2221 E. State Hwy 198, Osceola, Arkansas.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the Seventh Amendment Effective Date, as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to Term Loans~~,~~ and Revolving ~~Loans and Swingline~~ Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Term Loans~~,~~ and Revolving ~~Loans and Swingline~~ Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” has the meaning specified in Section 11.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Perfection Certificate” means the Perfection Certificate delivered in accordance with Section 4.01(e)(i).

“Permit” has the meaning assigned to such term in Section 5.21(b).

“Permitted Acquisition” means (i) the Enzon Merger and the transactions contemplated by the Enzon Merger Agreement, so long as (x) no Default shall then exist or would exist immediately after giving effect thereto, (y) the Enzon Merger has been consummated in accordance with the terms of the Enzon Merger Agreement, without giving effect to any modifications or amendments thereto or consents or waivers thereto that are material and adverse to the Lenders without the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), and (z) on or prior to the proposed date of the Enzon Merger, the Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower certifying that the foregoing clauses (x) and (y) have been satisfied and (ii) an Acquisition by a Loan Party (the Person or division or line of business of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Restricted Subsidiaries pursuant to the terms of this Agreement, in each case so long as:

(a)            (i) no Default shall then exist or would exist after giving effect thereto or (ii) in the case of a Limited Condition Acquisition (x) no Event of Default exists at the time of entry into the definitive agreement in respect of such Acquisition immediately after giving effect to such Acquisition and (y) no Specified Event of Default exists at the time of consummation of such Acquisition;

(b)            in the event such Acquisition is consummated by a merger, the Borrower or a Restricted Subsidiary is the surviving entity;

(c)            a description of the Acquisition shall have been delivered to the Administrative Agent prior to the consummation of the Acquisition (and the Administrative Agent shall deliver a copy to any Lender who requests a copy);

(d)            the Borrower shall have delivered to the Administrative Agent copies of the most recent financial statements (audited, if then available) of the Target, together with any other information that Administrative Agent may reasonably request (and the Administrative Agent shall deliver a copy to any Lender who requests a copy);

(e)            such Acquisition shall be consummated in all material respects in accordance with Applicable Law;

(f)            to the extent such Person that is the Target is required to become a Guarantor under the Loan Documents, such Person shall have executed a Joinder Agreement in accordance with the terms of Section 6.12, and, to the extent required under the Loan Documents, the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such Acquisition) a first priority perfected security interest (subject to Permitted Liens) in all property(including Equity Interests but excluding any Excluded Property) acquired with respect to the Target in accordance with the terms of Section 6.12;

(g)            on or prior to the proposed date of such Acquisition, the Administrative Agent and the Lenders shall have received, a Permitted Acquisition Certificate, executed by a Responsible Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement;

(h)            the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.11 after giving effect to the consummation of the Acquisition (or, if applicable in accordance with Section 1.09, on the LCA Test Date) and, for any such Acquisition for which the consideration to be paid is greater than $25,000,000, the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating such compliance;

(i)             the aggregate amount of consideration for any Acquisitions (without duplication)(A) in assets that are not (and do not become at the time of such acquisition) directly owned by a Loan Party, or (B) in Equity Interests of Persons that do not become Guarantors, shall not exceed $25,000,000 in the aggregate during the term of this Agreement; and

(j)            Liquidity shall be greater than $10,000,000 on a Pro Forma Basis after giving effect to the consummation of such Acquisition (or, if applicable in accordance with Section 1.09, on the LCA Test Date).

“Permitted Acquisition Certificate” means a certificate substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Business” shall mean the business currently conducted by the Borrower and its Restricted Subsidiaries, businesses substantially similar to the business currently conducted by the

Borrower and its Restricted Subsidiaries, or any business or activity that is related, ancillary or complementary thereto or an extension, development or expansion thereof.

“Permitted Holders” means the Icahn Group and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members from time to time.

“Permitted Liens” means the Liens permitted in Section 7.02.

“Permitted Tax Distributions” mean any dividend, payment or distribution to the Borrower, any Subsidiary or the parent of a consolidated, combined or unitary group of which the Borrower is a member for income tax purposes to pay Taxes due and payable solely in respect of income of the Borrower or any Subsidiary; provided, however, that, for each taxable period, the amount of such payments made by the Borrower and its Subsidiaries to a parent of a group of which the Borrower is a member in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and its Subsidiaries that are members of such group would have been required to pay as a stand-alone consolidated, combined or similar income tax group; provided, further, that the Permitted Tax Distributions hereunder with respect to any Taxes that are attributable to the activities or income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such Consolidated, combined or similar income Taxes.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrower or any Subsidiary; provided, however, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (e) the sale or disposition of Cash Equivalents for fair market value; (f) the sale or other disposition of surplus, damaged, obsolete, scrap, idle or worn-out assets in the ordinary course of business; (g) the sale, transfer, conveyance, assignment, lease or other disposition of furniture, fixtures and equipment in the ordinary course of business; ~~and~~ (h) any sale, transfer, conveyance, assignment, lease or other disposition or series of related sales, transfers, conveyances, assignments, leases or other related dispositions that have a purchase price not in excess of $1,000,000.; (i) the Dispositions of (x) the equipment, real property and improvements of the Osceola Facility and (y) the real property and improvements of the Chicago Facility; and (j) the sale or purported sale of accounts receivable and related assets pursuant to any supply chain financing arrangements permitted by Section 7.01(m).

“Permitted Unsecured Debt” shall mean (a) unsecured subordinated Indebtedness issued or incurred by the Borrower, any Guarantor or any Foreign Subsidiary, and (b) unsecured senior Indebtedness issued by the Borrower, any Guarantor or any Foreign Subsidiary, in each case (other than with respect to any such Indebtedness of Foreign Subsidiaries), (i) the terms of which (A) do not provide for any amortization, scheduled repayment, mandatory redemption, mandatory cash-pay interest or sinking fund obligation prior to the date that is twelve (12) months after the ~~Latest~~ Maturity Date, other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default, (B) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Unsecured Debt but in any event the terms and conditions thereof, excluding pricing, fees, rate floors and premiums are, taken as a whole, no more restrictive in any material respect than the terms set forth in this Agreement and (C) in the case of subordinated Indebtedness, provide for subordination of payments in respect of such Indebtedness to the Obligations and guarantees thereof under the Loan Documents customary for subordinated high yield securities or on terms reasonably acceptable to the Administrative Agent, and (ii) in respect of which no Subsidiary of the Borrower that is not an obligor or guarantor under the Loan Documents is an obligor or guarantor (other than Foreign Subsidiaries); provided, however, that immediately prior to and after giving effect to any incurrence of Permitted Unsecured Debt and the application of proceeds therefrom, no Default shall have occurred and be continuing or would result therefrom. Notwithstanding the foregoing, Disqualified Preferred Stock shall not constitute Permitted Unsecured Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code, maintained, sponsored or contributed to by Borrower or any ERISA Affiliate or in respect of which Borrower or any ERISA Affiliate has or could have any liability.

“Plan of Reorganization” has the meaning specified in Section 11.06(g).

“Platform” has the meaning specified in Section 6.04(l).

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” means, for purposes of calculating compliance with any test or covenant under this Agreement, including the financial covenants set forth in Section 7.11, with respect to any relevant transaction or series of related transactions, immediately after giving effect to such transaction or series of related transactions on a pro forma basis as if occurring during the relevant period or thereafter and on or prior to the date of determination with such transaction(s), and all other subject applicable transactions (including debt incurrences and repayments, Acquisitions, Dispositions of all or substantially all of the assets or stock of a Restricted Subsidiary (or any line of business or division of the Borrower or any Restricted Subsidiary) and the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary) occurring during the relevant period or thereafter and on or prior to the date of determination shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant, and with supporting detail provided, however, by the Borrower to the Administrative Agent as to any pro forma adjustments; provided, however, that the foregoing pro forma adjustments may only be applied to the calculation of Consolidated EBITDA (x) to the extent such adjustments are consistent with the definition of Consolidated EBITDA and such supporting detail demonstrates such pro forma adjustments are factually supportable and expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as interpreted by the Securities and Exchange Commission, or (y) with respect to any additional pro forma expense and cost reductions or synergies, to the extent set forth in a certificate of a Responsible Officer itemizing any such additional pro forma expense and cost reductions or synergies, net of the benefit received, calculated in good faith, each of which such items must have been realized or be reasonably anticipated to be realizable within 12 months of the initial closing of such transaction or series of transactions; provided further, that any increase in Consolidated EBITDA as a result of such pro forma expense and cost reductions or synergies shall not exceed~~, together with all amounts added back to Consolidated EBITDA for such test period under clause (vii) of the definition of Consolidated EBITDA,~~  20% of Consolidated EBITDA for such period (giving pro forma effect to all such relevant transactions occurring during such period). Notwithstanding the foregoing, when calculating Consolidated EBITDA for purposes of ~~(i) the definition of “Applicable Rate,” and (ii)~~ determining actual compliance (and not pro forma compliance or compliance on a Pro Forma Basis) with the financial covenants set forth in Section 7.11, any events described in this definition of “Pro Forma Basis” that occurred subsequent to the end of the applicable Measurement Period shall not be given pro forma effect.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.04(l).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.20.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” of any person shall mean any Equity Interests of such person that are not Disqualified Preferred Stock.

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Removal Effective Date” has the meaning set forth in Section 9.06(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Loan Notice~~,~~ and (b) with respect to an L/C Credit Extension, a Letter of Credit Application~~, and (c) with respect to a Swingline Loan, a Swingline Loan Notice~~.

“Required Class Lenders” means, at any time with respect to any Class of Loans or Commitments, Lenders having Total Credit Exposures with respect to such Class representing more than 50% of the Total Credit Exposures of all Lenders of such Class. The Total Credit Exposure of any Defaulting Lender with respect to such Class shall be disregarded in determining Required Class Lenders at any time.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, however, that, the amount of any participation in any ~~Swingline Loan and~~ Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is ~~the Swingline Lender or~~ the L/C Issuer, as the case may be, in making such determination; provided further that, notwithstanding the foregoing, in each case, if there are at any time two (2) or more Lenders, at least two (2) Lenders shall be required to constitute “Required Lenders” (Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso).

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning set forth in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief administrative officer, executive vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01(b), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee or equivalent representative of the applicable Loan Party so designated by any of the foregoing officers, directors or managers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution (including without limitation Permitted Tax Distributions), on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.

“Restricted Subsidiaries” means (i) each Subsidiary of the Borrower that is not an Unrestricted Subsidiary on the Closing Date, and (ii) any other Subsidiary acquired or formed by the Borrower or any of its Restricted Subsidiaries, directly or indirectly, that is not an Unrestricted Subsidiary.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b)~~,~~ and (b) purchase participations in L/C Obligations~~, and (c) purchase participations in Swingline Loans~~, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitment of all of the Revolving Lenders on the Second Amendment Effective Date shall be $37,000,000.

“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations ~~and Swingline Loans~~ at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations ~~or Swingline Loans~~ at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans ~~or Swingline Loans, as the case may be,~~ made by such Revolving Lender, substantially in the form of Exhibit G.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Restricted Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Restricted Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of the Second Amendment Effective Date, by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.

“Second Amendment Effective Date” means August 10, 2022.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article VI or VII between any Loan Party and any of its Restricted Subsidiaries and any Hedge Bank.

“Secured Obligations” means all Obligations, all Foreign Subsidiary Secured Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, Foreign Obligation Providers and the Indemnitees.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the U.S. Loan Parties.

“September 2025 Equity Issuance” means the issuance of 7,042,254 shares of capital stock of the Borrower, at a purchase price equal to $0.71 per share, completed on September 30, 2025.

“Seventh Amendment” means that certain Seventh Amendment to the Credit Agreement dated as of the Seventh Amendment Effective Date, by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.

“Seventh Amendment Effective Date” means April 16, 2026.

“Sixth Amendment” means that certain Limited Waiver and Sixth Amendment to the Credit Agreement dated as of the Sixth Amendment Effective Date, by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent.

“Sixth Amendment Effective Date” means January 23, 2026.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” with respect to Daily Simple SOFR means 0.10% (10.0 basis points) and with respect to Term SOFR means 0.10% (10 basis points).

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit I.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination considered on a consolidated basis with other applicable Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, which for this purpose shall include rights of contribution in respect of obligations for which such Person has provided a Guarantee, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, which for this purpose shall include rights of contribution in respect of obligations for which such Person has provided a Guarantee, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

~~“Specified Cure Period” means any Measurement Period that includes in the calculation of Consolidated EBITDA for such Measurement Period any portion of the cash proceeds of the March 2025 Equity Issuance, the September 2025 Equity Issuance and/or any Specified Equity Issuance.~~

~~“Specified Cure Quarter” has the meaning set forth in the definition of “Consolidated EBITDA”.~~

~~“Specified Equity Issuance” has the meaning set forth in the definition of “Consolidated EBITDA”.~~

“Specified Event of Default” means an Event of Default under Sections 8.01(b), (c), (j) or (k).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

~~“Specified Period” means the period commencing with the Third Amendment Effective Date and ending on the first date that the Borrower delivers to the Administrative Agent a Compliance Certificate demonstrating that the Consolidated Leverage Ratio as of the last day of the most recently ended Measurement Period was less than 3.50:1.00.~~

“Subordinated Indebtedness” means Indebtedness incurred by any Loan Party which by its terms (a) is subordinated in right of payment to the prior payment of the Obligations and (b) contains other terms, including, without limitation, standstill, interest rate, maturity and amortization, and insolvency-related provisions, in all respects reasonably acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, directly or indirectly, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning specified in Section 11.20.

“Surviving Company Conversion” has the meaning set forth in the Fourth Amendment.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

~~“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.~~

~~“Swingline Commitment” means, as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.01 hereof or (b) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swingline Commitment after the Closing Date, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 11.06(c.~~

~~“Swingline Lender” means Bank of America in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.~~

~~“Swingline Loan” has the meaning specified in Section 2.04(a).~~

~~“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit J or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.~~

~~“Swingline Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Facility. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.~~

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning set forth in the definition of “Permitted Acquisition.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 1.01(b) under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Term Commitment of all of the Term Lenders on the Closing Date was $150,000,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit K.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Third Amendment Effective Date” means February 14, 2025.

“Total Assets” shall mean, as of any date, the total assets of the Borrower and its Restricted Subsidiaries as of the most recent fiscal quarter end for which financial statements have been delivered pursuant to Section 6.04(a) or (b), minus total goodwill and other intangible assets of the Borrower and its Restricted Subsidiaries reflected on such financial statements, all calculated on a Consolidated basis in accordance with GAAP.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Exposure and Outstanding Amount of all Term Loans of such Lender at such time.

“Total Funded Debt” means, as to any Person at a particular time, without duplication, the sum of: (a) the outstanding principal amount of all obligations of such Person, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes or other similar instruments (including Obligations thereunder); (b) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (c) all outstanding reimbursement obligations of such Person as an account party in respect of letters of credit and in respect of bankers’ acceptances; (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable and accrued obligations in the ordinary course of business); (e) all Attributable Indebtedness; (f) the liquidation value of all Disqualified Preferred Stock of such Person; (g) without duplication, all Guarantees of such Person with respect to outstanding indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Restricted Subsidiary; and (h) all indebtedness of such Person of the types referred to in clauses (a) through (g) above of any partnership in which the Borrower or a Restricted Subsidiary is a general partner, unless such indebtedness is expressly made non-recourse to the Borrower or such Restricted Subsidiary.

“Total Revolving Exposure” means, as to any Revolving Lender at any time, the unused Commitments and Revolving Exposure of such Revolving Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans~~, Swingline Loans~~ and L/C Obligations.

“Trade Date” has the meaning specified in Section 11.06(g)(i).

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement to occur on or substantially concurrently with the Closing Date, including, without limitation, the Borrowing of Term Loans by the Borrower, the making of Guarantees of the Secured Obligations by the Guarantors (if any as of the Closing Date), the granting of the Collateral by the U.S. Loan Parties, the repayment of the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement and the payment of fees and expenses connection therewith.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, however, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower listed on Schedule 1.01(f) as of the Closing Date, any Subsidiary of the Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 6.13 and any Subsidiary of an Unrestricted Subsidiary, in each case unless subsequently designated as a Restricted Subsidiary pursuant to and in compliance with Section 6.13.

“USDA” has the meaning specified in Section 5.21.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Loan Party” means any Loan Party that is organized under the laws of the United States, any state thereof for the District of Columbia.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.20.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned Restricted Subsidiary” shall mean a Restricted Subsidiary of the Borrower or a Restricted Subsidiary of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by the Borrower or one or more wholly owned Restricted Subsidiaries of the Borrower or by the Borrower and one or more wholly owned Restricted Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02.	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)            Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03.	Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470 20 on financial liabilities shall be disregarded, (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard).

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04.	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06.	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07.	UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.08.	Rates.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR”, “SOFR”, “Daily Simple SOFR” or with respect to any Successor Rate.

1.09.	Limited Condition Acquisitions.

Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (a) compliance with any basket, financial ratio or test (including any Consolidated Leverage Ratio test or any Consolidated Fixed Charge Coverage Ratio test), (b) the absence of a Default or an Event of Default, or (c) a determination as to whether the representations and warranties contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect), in each case in connection with the consummation of a Limited Condition Acquisition, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (A) on the date of the execution of the definitive agreement with respect to such Limited Condition Acquisition (such date, the “LCA Test Date”), or (B) on the date on which such Limited Condition Acquisition is consummated, in either case, after giving effect to the relevant Limited Condition Acquisition and any related incurrence of Indebtedness, on a Pro Forma Basis; provided, however, that, notwithstanding the foregoing, in connection with any Limited Condition Acquisition: (1) the condition set forth in clause (a) of the definition of “Permitted Acquisition” shall be satisfied if (x) no Event of Default shall have occurred and be continuing as of the applicable LCA Test Date, and (y) no Specified Event of Default shall have occurred and be continuing at the time of consummation of such Limited Condition Acquisition; and (2~~) if the proceeds of an Incremental Term Loan are being used to finance such Limited Condition Acquisition, then (x) the conditions set forth in Section 2.16(a)(ii) and Section 4.02(a) shall be required to be satisfied at the time of closing of the Limited Condition Acquisition and funding of such Incremental Term Loan but, if the lenders providing such Incremental Term Loan so agree, the representations and warranties which must be accurate at the time of closing of the Limited Condition Acquisition and funding of such Incremental Term Loan may be limited to customary “specified representations” and such other representations and warranties as may be required by the lenders providing such Incremental Term Loan, and (y) the conditions set forth in Section 2.16(a)(ii) shall, if and to the extent the lenders providing such Incremental Term Loans so agree, be satisfied if (I) no Default shall have occurred and be continuing as of the applicable LCA Test Date, and (II) no Specified Event of Default shall have occurred and be continuing at the time of the funding of such Incremental Term Loans in connection with the consummation of such Limited Condition Acquisition; and (3~~) such Limited Condition Acquisition and the related Indebtedness to be incurred in connection therewith and the use of proceeds thereof shall be deemed incurred and/or applied at the LCA Test Date (until such time as the Indebtedness is actually incurred or the applicable definitive agreement is terminated without actually consummating the applicable Limited Condition Acquisition) and outstanding thereafter for purposes of determining compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.11 (other than for purposes of determining compliance in connection with the making of any Restricted Payment) with any financial ratio or test (including any Consolidated Leverage Ratio test or any Consolidated Fixed Charge Coverage Ratio test, or any calculation of the financial covenants set forth in Section 7.11) (it being understood and agreed that for purposes of determining compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.11 in connection with the making of any Restricted Payment, the Borrower shall demonstrate compliance with the applicable test both after giving effect to the applicable Limited Condition Acquisition and assuming that such transaction had not occurred). For the avoidance of doubt, if any of such ratios or amounts for which compliance was determined or tested as of the LCA Test Date are thereafter exceeded or otherwise failed to have been complied with as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA), at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios or amounts will not be deemed to have been exceeded or failed to be complied with as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Acquisition is permitted to be consummated or taken. ~~Except as set forth in clause (2) in the proviso to the first sentence in this Section 1.09 in connection with the use of the proceeds of an Incremental Term Loan to finance a Limited Condition Acquisition (and, in the case of such clause (2), only if and to the extent the lenders providing such Incremental Term Loan so agree as provided in such clause (2)), it~~It is understood and agreed that this Section 1.09 shall not limit the conditions set forth in Section 4.02 with respect to any proposed Credit Extension, in connection with a Limited Condition Acquisition or otherwise.

ARTICLE II.

COMMITMENTS AND CREDIT EXTENSIONS

2.01.	Loans.

(a)            Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower, in Dollars, on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Term Borrowings repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein; provided, however, any Term Borrowing made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Term Borrowing.

(b)            Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (ii) the Revolving Exposure of any Lender shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein; provided, however, any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Revolving Borrowing.

2.02.	Borrowings, Conversions and Continuations of Loans.

(a)            Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (i) telephone or (ii) a Loan Notice; provided, however, that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (B) ~~on~~one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Term SOFR Loans having an Interest Period other than one (1), three (3) or six (6) months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders and the Administrative Agent. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in ~~Sections~~Section 2.03(f) ~~and 2.04(c)~~, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice and each telephonic notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. ~~Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Term SOFR Loan.~~

(b)             Advances. Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)            SOFR Loans. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d)            Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(e)            Interest Periods. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect in respect of the Revolving Facility.

(f)             Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g)            Conforming Changes. With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03.	Letters of Credit.

(a)            The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request that the L/C Issuer, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.03, issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of any of its Restricted Subsidiaries in such form as is acceptable to the Administrative Agent and the L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.

(b)           Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.

(i)            To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the L/C Issuer, the Borrower also shall submit a letter of credit application and reimbursement agreement on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii)            If the Borrower so requests in any applicable Letter of Credit Application (or an application for the amendment of an outstanding Letter of Credit), any L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, however, that any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and such L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, however, that the applicable L/C Issuer shall not (A) permit any such extension if such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one (1) year from the then-current expiration date) or (B) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(c)            Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (w) the aggregate amount of the outstanding Letters of Credit issued by the L/C Issuer shall not exceed its L/C Commitment, (x) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (y) the Revolving Exposure of any Lender shall not exceed its Revolving Commitment and (z) the Total Revolving Exposure shall not exceed the total Revolving Commitments.

(i)            The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)            the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)            except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D)            any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(ii)            The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)            Expiration Date. Each Letter of Credit shall have a stated expiration date no later than (x) with respect to Letters of Credit other than Extended Letters of Credit, the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five  (5) Business Days prior to the Maturity Date (such date, the “Letter of Credit Expiration Date”) and (y) with respect to any Extended Letter of Credit, the date which is one year after the Maturity Date so long as the Borrower shall have complied with Section 2.03(q) with respect to such Extended Letter of Credit.

(e)           Participations.

(i)            By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.

(ii)        In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by the L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.      Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.03), and the Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders.      Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Revolving Lenders have made payments pursuant to this clause (e) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse the L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(iii)            Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended ~~pursuant to the operation of Sections 2.16,~~ as a result of an assignment in accordance with Section 11.06 or otherwise pursuant to this Agreement.

(iv)            If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e)(vi) shall be conclusive absent manifest error.

(f)             Reimbursement. If the L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided, however, that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 ~~or Section 2.04~~ that such payment be financed with a Borrowing of Base Rate Loans ~~or Swingline Loan~~ in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans ~~or Swingline Loan~~. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans constituting Base Rate Loans to be disbursed on the date of payment by the L/C Issuer under such Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans. Promptly upon receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the Unreimbursed Amount pursuant to Section 2.03(e)(ii), subject to the amount of the unutilized portion of the aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided, however, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g)            Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i)              any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii)             the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect;

(iv)            waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)             payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or

(vi)            any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder (other than the defense of payment in full in cash).

(h)            Examination. The Borrower shall promptly, following receipt thereof, examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(i)             Liability. None of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided, however, that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i)              the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)             the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)            the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)            this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) the L/C Issuer declining to take-up documents and make payment, (C) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor, (D) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (E) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.

(j)             Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(k)            Benefits. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(i)              Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) times the maximum stated amount of such Letter of Credit for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) payable on the first Business Day following the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and (ii) accrued through and including the last day of each calendar quarter in arrears. ~~If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.~~  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(l)             Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Borrower and the L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently- ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(m)           Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if the L/C Issuer has made or will make an L/C Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(n)            Interim Interest. If the L/C Issuer for any standby Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided, however, that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.03, then Section 2.08(b) shall apply. Interest accrued pursuant to this clause (p) shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.03 to reimburse the L/C Issuer shall be for account of such Lender to the extent of such payment.

(o)            Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(m). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of the L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(p)            Cash Collateralization.

(i)              If (A) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause (q) or (B) the Borrower requests, and the L/C Issuer approves, the issuance of an Extended Letter of Credit, the Borrower shall on the Business Day that the Borrower receives such notice in writing or, in the case of clause (B) above, no later than the Letter of Credit Expiration Date, deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided, however, that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

(ii)             The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse the L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(q)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(r)             Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04.       ~~Swingline Loans.~~[Reserved.]

(a) ~~The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans to the Borrower (each such loan, a “Swingline Loan”). Each such Swingline Loan may be made, subject to the terms and conditions set forth herein, to the Borrower, in Dollars, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit; provided, however, that (i) after giving effect to any Swingline Loan, (A) the Total Revolving Outstandings shall not exceed the Revolving Facility at such time and (B) the Revolving Exposure of any Revolving Lender at such time shall not exceed such Lender’s Revolving Commitment, (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swingline Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Swingline Loan.~~

(b) ~~Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by: (i) telephone or (ii) a Swingline Loan Notice; provided, however, that any telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date (or such later time as shall be acceptable to the Administrative Agent and the Swingline Lender), and shall specify (A) the amount to be borrowed, which shall be a minimum of $100,000, and (B) the requested date of the Borrowing (which shall be a Business Day). Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (1) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (2) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may, make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.~~

(c) ~~Refinancing of Swingline Loans.~~

(i)              ~~The Swingline Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.~~

(ii) ~~Notwithstanding anything to the contrary in the foregoing, if for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i) (including, without limitation, the failure to satisfy the conditions set forth in Section 4.02), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.~~

(iii) ~~If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c)(iii) shall be conclusive absent manifest error.~~

(iv)            ~~Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.~~

(d) ~~Repayment of Participations.~~

(i) ~~At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swingline Lender.~~

(ii) ~~If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.~~

~~(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swingline Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swingline Lender.~~

~~(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.~~

2.05.       Prepayments.

(a)            Optional.

(i)              The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided, however, unless otherwise agreed by the Administrative Agent, that (A) such notice must be in substantially the form of a Notice of Loan Prepayment and be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (B) any prepayment of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the Borrower (and in the absence of such direction on a pro-rata basis). Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii) ~~The Borrower may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided, however, that, unless otherwise agreed by the Swingline Lender, (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.~~

(ii)             [Reserved.]

(b)            Mandatory.

(i)              Dispositions and Involuntary Dispositions. The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Restricted Subsidiary from all Dispositions (other than Permitted Transfers) and Involuntary Dispositions in excess of $7,500,000 individually, and $15,000,000 in the aggregate during the term of this Agreement; provided, however, that, that so long as no Default shall have occurred and be continuing, if the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Loan Parties intend to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 270 days (or if the Borrower or its Subsidiary is contractually obligated to apply the Net Cash Proceeds within 270 days, within 365 days) after receipt of such Net Cash Proceeds, to acquire (or replace or rebuild) assets (excluding inventory) to be used in or useful to the business of the Loan Parties, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds specified in such certificate, provided further that to the extent of any such Net Cash Proceeds that have not been so applied by the end of such time period for reinvestment, a prepayment shall be required at such time in an amount equal to such Net Cash Proceeds that have not been so applied.

(ii)             Debt Issuance. Immediately upon the receipt by the any Loan Party or any Restricted Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iii)            Enzon Prepayment. Within five (5) Business Days of the consummation of the Enzon Merger, the Borrower shall prepay the Term Loans in an aggregate principal amount equal to (x) $15,000,000, if the Enzon Merger is consummated on or before December 31, 2025 or (y) $11,250,000, if the Enzon Merger is consummated on or after January 1, 2026 (the prepayment described in the foregoing clauses (x) and (y), the “Enzon Prepayment”). The Enzon Prepayment shall be applied in direct order of maturity for all such principal repayment installments of the Term Loan and any remaining unapplied amounts shall be applied to the final principal installment on the Maturity Date.

(iv)            Application of Payments. Each prepayment of Loans pursuant to the foregoing provisions of clauses (i) and (ii) of this Section 2.05(b) shall be applied, first, on a pro-rata basis for all such principal repayment installments of the Term Loan, but specifically excluding the final principal installment on the Maturity Date and, second, to the Revolving Facility in the manner set forth in clause (v) of this Section 2.05(b). Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.

(v)             Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrower shall immediately prepay Revolving Loans~~, Swingline Loans~~  and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless, after the prepayment of the Revolving Loans ~~and Swingline Loans~~, the Total Revolving Outstandings exceed the Revolving Facility at such time.

(vi)            Application of Other Payments. Except as otherwise provided in Section 2.15, prepayments of the Revolving Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings ~~and the Swingline Loans,~~, second, shall be applied to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Facility required pursuant to clauses (i) or (ii) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings~~, Swingline Loans~~ and Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the L/C Issuer or the Revolving Lenders, as applicable.

(vii)           Certain Permitted Dispositions. Within five (5) Business Days of the consummation of any Disposition of either (x) the equipment, real property and improvements of the Osceola Facility or (y) the real property and improvements of the Chicago Facility, the Borrower shall prepay the Term Loans in an aggregate principal amount equal to 100% of the Net Cash Proceeds received in connection with such Disposition, such prepayment to be applied in direct order of maturity for all such principal repayment installments of the Term Loan and any remaining unapplied amounts shall be applied to the final principal installment on the Maturity Date.

(viii)          Maximum Cash. If for any reason the aggregate amount of unrestricted cash and Cash Equivalents held by U.S. Loan Parties exceeds $10,000,000 for any period of five (5) consecutive Business Days, the Borrower shall promptly, but in any event within three (3) Business Days, prepay Revolving Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to comply with the notice requirement under Section 2.05(a)(i) for any such prepayment made pursuant to this Section 2.05(b)(viii).

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06.       Termination or Reduction of Commitments.

(a)             Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Facility~~,~~ or the Letter of Credit Sublimit ~~or the Swingline Sublimit~~, or from time to time permanently reduce the Revolving Facility~~,~~ or the Letter of Credit ~~Sublimit or the Swingline~~ Sublimit; provided, however, that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility~~,~~ or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder ~~would exceed the Letter of Credit Sublimit, or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans~~ would exceed the Letter of Credit Sublimit. A notice of termination of the Revolving Facility delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

(b)            Mandatory.

(i)             The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(ii)             If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit ~~or the Swingline Sublimit~~ exceeds the Revolving Facility at such time, the Letter of Credit Sublimit ~~or the Swingline Sublimit, as the case may be,~~ shall be automatically reduced by the amount of such excess.

(c)            Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit~~, Swingline Sublimit~~ or the Revolving Commitment under this Section 2.06. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.07.       Repayment of Loans.

(a)            Term Loans. The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02;

Payment Dates	Principal Repayment Installments
September 30, 2021	$1,875,000
December 31, 2021	$1,875,000
March 31, 2022	$1,875,000
June 30, 2022	$1,875,000
September 30, 2022	$1,875,000
December 31, 2022	$1,875,000
March 31, 2023	$1,875,000
June 30, 2023	$1,875,000
September 30, 2023	$2,812,500
December 31, 2023	$2,812,500
March 31, 2024	$2,812,500
June 30, 2024	$2,812,500
September 30, 2024	$2,812,500
December 31, 2025	$2,812,500
March 31, 2025	$2,812,500
June 30, 2025	$2,812,500
September 30, 2025	$3,750,000
December 31, 2025	$3,750,000
March 31, 2026	$~~3,750,000~~11,250,000
June 30, 2026	$~~3,750,000~~0
September 30, 2026	$0
December 31, 2026	$3,750,000
March 31, 2027	$3,750,000
June 30, 2027	$3,750,000
Maturity Date	Outstanding Balance of Term Loans

provided, however, that (i) the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date, (ii) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Term SOFR Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (iii) if any principal repayment installment to be made by the Borrower on a Term SOFR Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

(b)            Revolving Loans. The Borrower shall repay to the Revolving Lenders on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

(c)            ~~Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Facility.~~[Reserved.]

2.08.        Interest and Default Rate.

(a)            Interest. Subject to the provisions of Section 2.08(b), at the election of the Borrower, (i) each Term SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable Borrowing date at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for such Facility~~;~~ and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility~~; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Facility~~. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b)           Default Rate.

(i)              If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)             If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace or cure periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)            Upon the request of the Required Lenders, while any Event of Default exists (including a payment default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.       Fees.

In addition to certain fees described in clauses (m), (n) and (p) of Section 2.03:

(a)            Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. ~~For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Facility for purposes of determining the commitment fee.~~ The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Facility. The commitment fee shall be calculated quarterly in arrears~~, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect~~.

(b)           Other Fees.

(i)              The Borrower shall pay to the Administrative Agent and BofA Securities for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)             The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)            Sixth Amendment Fee. In connection with the Sixth Amendment, the Borrower shall pay to the Administrative Agent an amendment fee (the “Sixth Amendment Fee”) in an amount equal to $136,375.00. The Sixth Amendment Fee shall be fully-earned, non-refundable, and due and payable as of the Sixth Amendment Effective Date. The Sixth Amendment Fee shall be distributed on a pro rata basis to each Lender (including Bank of America, N.A.) that delivers its executed signature page to the Sixth Amendment on or prior to 2:00 P.M. EST on the Sixth Amendment Effective Date.

2.10.       Computation of Interest and Fees~~; Retroactive Adjustments of Applicable Rate~~.

(a)            Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)            Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower, or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall promptly and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this clause (b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11.       Evidence of Debt.

(a)            Maintenance of Accounts. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)            Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit ~~and Swingline Loans~~. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12.       Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07(a) and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)      Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)             Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and ~~Swingline Loans and~~ to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)             Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing ~~(other than Swingline Borrowings)~~ shall be made from the Appropriate Lenders, each payment of fees under Section 2.09 and clauses (m), (n) and (p) of Section 2.03 shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.

2.13.       Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and sub-participations in L/C Obligations ~~and Swingline Loans~~ of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided, however, that:

(i)              if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)             the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in L/C Obligations ~~or Swingline Loans~~ to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14.       Cash Collateral.

(a)            Obligation to Cash Collateralize. At any time there shall exist a Defaulting Lender, within three (3) Business Days following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)            Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.15(a)(v), after giving effect to Section 2.15(a)(v) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15.       Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)             Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)             Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer ~~or the Swingline Lender~~ hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders~~,~~ or the L/C Issuer ~~or Swingline Lender~~ as a result of any judgment of a court of competent jurisdiction obtained by any Lender~~,~~ or the L/C Issuer ~~or the Swingline Lender~~ against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided, however, that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations ~~and Swingline Loans~~ are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(v). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A)             Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)             Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)             Defaulting Lender Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations ~~or Swingline Loans~~ that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuer ~~and the Swingline Lender, as applicable,~~ the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s ~~or the Swingline Lender’s~~ Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations ~~and Swingline Loans~~ shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)             Cash Collateral~~, Repayment of Swingline Loans~~. If the reallocation described in clause (a)(~~v~~iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, ~~(A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second,~~ Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent~~, the Swingline Lender~~ and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit ~~and Swingline Loans~~ to be held pro rata by the Lenders in accordance with their Revolving Commitments (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            ~~New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a~~ Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect ~~thereto.~~[Reserved.]

2.16.       ~~Increase in Commitments; Borrower Request.~~[Reserved.]

~~So long as the Specified Period is not then in effect, the Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Maturity Date for the Revolving Facility, an increase to the existing Revolving Commitments (each, an “Incremental Revolving Commitment”) and/or (y) the establishment of one or more new term loan commitments (each, an “Incremental Term Commitment”), by an aggregate amount for all such Incremental Revolving Commitments and Incremental Term Commitments not in excess of $75,000,000. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee or other Person to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided, however, that (i) any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment, (ii) the Borrower may make a maximum of three (3) such requests and (iii) Affiliated Lenders shall be subject to Section 2.17. Each Incremental Commitment shall be in an aggregate amount of $10,000,000 or any whole multiple of $5,000,000 in excess thereof (provided, however, that such amount may be less than $10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Commitments set forth in above).~~

~~(a) Conditions. The Incremental Commitments shall become effective as of the Increase Effective Date; provided that:~~

~~(i) each of the conditions set forth in Section 4.02 shall be satisfied (except as qualified in clauses (a)(ii) and (a)(iii) below with respect to an Incremental Term Commitment incurred to finance a Limited Condition Acquisition);~~

~~(ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date; provided, however, that in the case of Incremental Term Commitments incurred to finance a Limited Condition Acquisition, (x) no Event of Default exists at the time of entry into the definitive agreement in respect of such acquisition immediately after giving effect to such acquisition and (y) no Specified Event of Default exists at the time of consummation of such Limited Condition Acquisition;~~

~~(iii) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.16(a), the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.04; provided, however, that in the case of Incremental Term Commitments incurred to finance a Limited Condition Acquisition, the requirement applicable to representation and warranties shall, if otherwise agreed by the Lenders providing such Incremental Term Commitments, be limited to the making and accuracy of certain “specified acquisition representations” conformed to apply to such Limited Condition Acquisition in the acquisition agreement governing such Limited Condition Acquisition and customary “specified representations”;~~

~~(iv) on a Pro Forma Basis (assuming, in the case of Incremental Revolving Commitments, that such Incremental Revolving Commitments are fully drawn), the Borrower shall be in compliance with each of the covenants set forth in Section 7.11 as of the end of the latest fiscal quarter for which internal financial statements are available (or, if applicable in accordance with Section 1.09, on the LCA Test Date);~~

~~(v) the Borrower shall make any breakage payments in connection with any adjustment of Revolving Loans pursuant to Section 3.05;~~

~~(vi) the Borrower shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Closing Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent; and~~

~~(vii)  (A)              upon the reasonable request of any Lender made at least ten (10) days prior to the Increase Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Increase Effective Date and (B) at least five (5) days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.~~

~~(b) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to Incremental Commitments shall be as follows:~~

~~(i) terms and provisions of Incremental Term Loans shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Loans (it being understood that Incremental Term Loans may be a part of the Term Loans) and to the extent that the terms and provisions of Incremental Term Loans are not identical to the Term Loans (except to the extent permitted by clause (iii), (iv) or (v) below) they shall be reasonably satisfactory to the Administrative Agent; provided however, that in any event the Incremental Term Loans must comply with clauses (iii), (iv) and (v) below;~~

~~(ii) the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans; provided, however, that the up-front fees and/or other arrangement, structuring, closing, underwriting and similar fees payable in respect of any Incremental Revolving Commitment shall be determined by the Borrower and the Lenders of the Incremental Revolving Commitment;~~

~~(iii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the then existing Term Loans;~~

~~(iv) the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the then Latest Maturity Date;~~

~~(v) the Applicable Rate for Incremental Term Loans shall be determined by the Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Rate for any Incremental Term Loan is greater than the Applicable Rate for the Term Loans by more than fifty (50) basis points, then the Applicable Rate for the Term Loans shall be increased to the extent necessary so that the Applicable Rate for the Incremental Term Loans is fifty (50) basis points higher than the Applicable Rate for the Term Loans, and the Applicable Rate for Revolving Loans (at each point in the table set forth in the definition of “Applicable Rate,” to the extent applicable) shall be increased by the same number of basis points as the Applicable Rate for the Term Loan is increased; provided, further, that in determining the Applicable Rate applicable to the Term Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity); (y) customary arrangement or commitment fees payable to BofA Securities (or its respective affiliates) in connection with the Term Loans or to one (1) or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded; and (z) if the Term SOFR or Base Rate “floor” for the Incremental Term Loans is greater than the Term SOFR or Base Rate “floor,” respectively, for the existing Term Loans, the difference between such floor for the Incremental Term Loans and the existing Term Loans shall be equated to an increase in the Applicable Rate for purposes of this clause (v).~~

~~The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.16; provided, that, to the extent such amendments include any modifications to, or have the effect of modifying, the Credit Agreement or the other Loan Documents as described in Section 11.01, such amendments shall be governed by the applicable provisions in Section 11.01 notwithstanding this Section 2.16. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to Incremental Revolving Commitments and Incremental Term Loans that are Term Loans, respectively, made pursuant to this Agreement.~~

~~(c) Adjustment of Revolving Credit Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Incremental Revolving Commitments, then each Revolving Lender that is acquiring an Incremental Revolving Commitment on the Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Lenders pro rata based on their Revolving Commitments after giving effect to such Increase Effective Date. If there is a new borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01(b).~~

~~(d) Making of New Term Loans. On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to the Borrower in an amount equal to its new Commitment.~~

~~(e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.16 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, to the extent set forth in the Increase Joinder.~~

2.17.       Affiliated Lender Term Loan Purchases.

Notwithstanding anything to the contrary in this Agreement (other than Section 11.06), any Affiliated Lender may be an assignee in respect of Term Loans (but not Revolving Commitments or Revolving Loans) of a particular Class (and to such extent shall constitute an Eligible Assignee), including through open market purchases; provided, however, that, (a) the aggregate principal amount of Term Loans of a particular Class owned or held by any Affiliated Lenders at any time shall not exceed, in the aggregate, twenty percent (20%) of the aggregate outstanding principal amount of all Term Loans of such Class; (b) notwithstanding anything to the contrary in the definition of “Required Lenders” or in Section 11.01, the holder of any Term Loans acquired pursuant to this Section 2.17 shall not be entitled to vote such Term Loans in any vote requiring the consent of the Required Lenders pursuant to the terms of this Agreement or any other Loan Document (it being understood that the holder of such Term Loans shall have the right to consent to votes requiring the consent of all Lenders or all Lenders directly affected thereby pursuant to Section 11.01 or otherwise, or any other amendment which treats such Lenders differently from other Lenders), and for purposes of any such vote such Term Loans shall be deemed not to be outstanding; (c) no Default shall have occurred and be continuing on the date of such purchase or would occur as a result of such assignment; (d) as a condition to purchasing such Term Loans, the Affiliated Lenders acquiring Term Loans pursuant to this Section 2.17 shall make the representation provided in Section 5.14; (e) no proceeds of any Revolving Borrowing shall be used to finance any such purchase pursuant to this Section 2.17; (f) by acquiring a Term Loan hereunder, each of the Affiliated Lenders shall be deemed to have (i) waived its right to (1) receive information prepared by the Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with this Agreement or any other Loan Document (2) attend any meeting or conference call with the Administrative Agent or any Lender and (3) to receive advice of counsel to the Administrative Agent and the Lenders, (ii) agreed that it is prohibited from making or bringing any claim, in its capacity as a Lender, against the Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents, and (iii) agreed that it will have no right whatsoever to require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document; (g) in connection with the purchase of Term Loans pursuant to this Section 2.17, each Affiliated Lender acquiring Term Loans pursuant to this Section 2.17 shall execute and deliver an Affiliated Lender Assignment and Assumption pursuant to which it identifies itself as an Affiliate of the Loan Parties and (h) Term Loans acquired by the Affiliated Lenders shall be subject to the voting limitations set forth in Section 11.06(h).

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.        Taxes.

(a)            Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA and the term “Lender” includes any L/C Issuer.

(b)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)            Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Tax Indemnifications.

(i)              Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01)payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(d)(ii) below.

(ii)             Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender, (B) the Administrative Agent and the Loan Parties or a Loan Party against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties or a Loan Party against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d)(ii).

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)             Status of Lenders; Tax Documentation.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)             Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)             in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W–8ECI;

(3)             in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L–1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W–8BEN– E (or W–8BEN, as applicable); or

(4)             to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W–8IMY, accompanied by IRS Form W– 8ECI, IRS Form W–8BEN–E (or W–8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit L–2 or Exhibit L–3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided, however, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L–4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this clause (g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h)            Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02.        Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03.       Inability to Determine Rates.

(a)            If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)            Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)               adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)              CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”). If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero%, the Successor Rate will be deemed to be zero% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04.       Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)               impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)              subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)             impose on any Lender or the L/C Issuer any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit ~~or Swingline Loans~~ held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)             Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            [Reserved~~]~~.]

(e)            Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided, however, that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(f)             General Policy. Notwithstanding any other provision of this Section, no Lender or L/C Issuer shall demand compensation for any increased cost or reduction pursuant to this Section if it shall not at the time be the general policy and practice of such Lender or L/C Issuer to demand such compensation from similarly situated customers of such Lender or L/C Issuer in similar circumstances under comparable provisions of other credit agreements.

3.05.       Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)            any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06.       Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07.       Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.       Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)            Execution of Credit Agreement; Loan Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender, (ii) for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of the Borrower, (iii) counterparts of the Security Agreement executed by a Responsible Officer of the U.S. Loan Parties and each other Collateral Document duly executed by the applicable U.S. Loan Parties and each other Person party thereto, as applicable and (iv) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.

(b)            Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party

(c)            Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.

(d)            Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 5.05.

(e)            Personal Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

(i)              the Perfection Certificate with respect to the Loan Parties duly executed by a Responsible Officer of the Borrower;

(ii)             (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;

(iii)            searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iv)            completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(v)             stock or membership certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity is certificated; and

(vi)            to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral.

(f)             Insurance. The Administrative Agent shall have received certificates of insurance or insurance binders evidencing liability, casualty, property, and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents.

(g)             Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, after giving effect to the initial Borrowings under the Loan Documents and the other transactions contemplated hereby.

(h)            Closing Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the provisions of Sections 4.02(a) and (b).

(i)              Loan Notice. The Administrative Agent shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.

(j)              Existing Indebtedness of the Loan Parties. All of the existing Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.01)(but including the Indebtedness under the Existing Term Loan Credit Agreement and the Existing ABL Credit Agreement) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(k)             Anti-Money-Laundering; Beneficial Ownership. Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(l)             Consents. The Administrative Agent shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.

(m)           Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letter and Section 2.09.

(n)            Equity Contribution. The Lenders shall have received evidence that the Borrower has received cash proceeds of at least $100,000,000 from the issuance of common and/or preferred stock (and in the case of any preferred stock, such preferred stock shall be on terms reasonably acceptable to the Administrative Agent).

(o)            Loan Purchase Agreement. The Administrative Agent shall have received a counterpart of the Loan Purchase Agreement duly executed by AEPC, and acknowledged by the Borrower.

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02.       Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a)            Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that such materiality qualifiers shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.04(a) and (b), respectively.

(b)            Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)            Request for Credit Extension. The Administrative Agent and, if applicable, the L/C Issuer ~~or the Swingline Lender~~ shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)            Maximum Cash. After giving pro forma effect to the requested Credit Extension and the use of proceeds within five (5) Business Days thereof, the aggregate amount of unrestricted cash and Cash Equivalents held by U.S. Loan Parties shall not exceed $10,000,000.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:

5.01.       Organization; Power.

Each Loan Party and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in, and is in good standing (where such concept is relevant) in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower, to borrow hereunder, in the case of each U.S. Loan Party, to grant the Liens contemplated to be granted by it under the Collateral Documents, and in the case of each Guarantor, to Guarantee the Obligations as contemplated by Article X hereof.

5.02.       Authorization; No Conflict.

The Loan Documents (a) have been duly authorized by all requisite corporate, limited liability company, partnership or other organizational and, if required, stockholder action, and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, except as would not reasonably be expected to have a Material Adverse Effect, (B) the Organization Documents of any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary), (C) any order of any applicable Governmental Authority except as would not reasonably be expected to have a Material Adverse Effect, (D) any material provision of any material indenture, agreement or other instrument to which any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary or Foreign Subsidiary) is a party or by which any of them or any of their property is or may be bound, or (E) any provision of any indenture, agreement or other instrument to which any Foreign Subsidiary (other than any Immaterial Subsidiary) is a party or by which any of them or any of their property is or may be bound except as would not reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any material obligation under any such material indenture, agreement or other instrument that (other than with respect to the Loan Documents) could reasonably be expected to result in a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or material assets now owned or hereafter acquired by any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) (other than any Lien created hereunder or under the Collateral Documents or as expressly permitted hereunder pursuant to Section 7.02), that (other than with respect to the Loan Documents) could reasonably be expected to result in a Material Adverse Effect.

5.03.        Enforceability.

This Agreement has been duly executed and delivered by the Loan Parties and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms (subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and general principles of equity).

5.04.        Governmental Approvals.

Except as set forth on Schedule 5.04, no action, consent, ruling, order, license, authorization or approval of, registration or filing with, or any other action by any Governmental Authority is or will be required to enter into the Loan Documents, borrow funds in connection therewith, Guarantee the Obligations and grant Liens pursuant to the Collateral Documents except for such as have been made or obtained and are in full force and effect.

5.05.        Financial Statements.

(a)            Historical Financial Statements. The Borrower has delivered to the Lenders the Audited Financial Statements accompanied by an opinion of Grant Thornton LLP and the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries dated as of June 30, 2020 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter, and the two fiscal quarter period, ended on that date.

Such financial statements (A) present fairly and accurately in all material respects the financial condition and results of operations and cash flows of the Borrower as of the dates and for the periods to which they relate, (B) disclose all material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof, and (C) were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b)            Forecasts. The forecasts of financial performance of the Borrower and its Subsidiaries furnished to the Lenders prior to the Closing Date, on an annual basis for the projected period from on or about the Closing Date through December 31, 2023, were prepared in good faith by the Borrower and based on assumptions believed by the Borrower at the time made to be reasonable.

5.06.        No Material Adverse Change.

Since December 31, 2019, no event, change or condition has occurred that has had (and continues to have), or could reasonably be expected to have, a Material Adverse Effect.

5.07.        Title to Properties; Possession Under Leases.

(a)            Except as set forth in Schedule 5.07, each of the Borrower and its Restricted Subsidiaries has good and marketable title to (including in connection therewith, valid easements), or valid leasehold interests in, all its material properties and assets, except for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and (ii) as otherwise could not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 7.02.

(b)           Except as set forth in Schedule 5.07, each of the Borrower and each of its Restricted Subsidiaries (other than Immaterial Subsidiaries) is in compliance with all material obligations under all material leases to which it is a party and all such leases are legal, valid, binding and in full force and effect and are enforceable against the Borrower and its Restricted Subsidiaries (other than Immaterial Subsidiaries) party thereto and, to the Borrower’s knowledge, against each other party thereto in accordance with their terms, except, with respect to any of the foregoing, for any failures that could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.07, each of the Borrower and its Restricted Subsidiaries (other than Immaterial Subsidiaries) enjoys peaceful and undisturbed possession under all such material leases, except for any subleases entered into in the ordinary course of business.

5.08.	Subsidiaries.

Schedule 5.08 sets forth as of the Closing Date a list of all Subsidiaries, their jurisdiction of organization and the percentage ownership interest of the Borrower therein and the ownership interests of the Guarantors. The shares of capital stock or other ownership interests so indicated on Schedule 5.08 held in such Subsidiary are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Collateral Documents, and Liens permitted under Section 7.02).

5.09.	Litigation; Compliance with Laws.

(a)           Except as set forth on Schedule 5.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the actual knowledge of the Borrower or the Guarantors, threatened against the Borrower, any Restricted Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document, or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)           None of the Borrower or any of its Domestic Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.

5.10.	Agreements.

None of the Borrower or any of the Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness, or any other material agreement or instrument to which it is a party, where such default would reasonably be expected to result in a Material Adverse Effect.

5.11.	Federal Reserve Regulations.

None of the Borrower or any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X. No Indebtedness being reduced or retired out of the proceeds of any Credit Extension was or will be incurred for the purpose of purchasing or carrying any Margin Stock in violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X. After giving effect to each Credit Extension, Margin Stock will not constitute more than 25% of the value of the assets of the Loan Parties.

5.12.	Investment Company Act.

None of the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.13.	Tax Returns.

Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be timely filed all material Federal, state, local and (to the extent it has foreign operations) foreign tax returns required to have been filed by it and has paid or caused to be paid all material taxes then due and payable by it (whether or not shown as due on such returns but after taking into account any valid extensions), except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested taxes. As of the Closing Date, the Borrower has not engaged in any “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4 of the Code). There is no proposed tax assessment against the Borrower or its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.14.	No Material Misstatements.

No information, report, financial statement, agreement, documentary condition precedent, Exhibit or Schedule furnished by or on behalf of the Borrower or its Subsidiaries to the Administrative Agent or any Lender in connection with the Transactions, in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, contained as of the date of such statement any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading when taken as a whole; provided, however, that to the extent any such information, report, financial statement, Exhibit or Schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, Exhibit or Schedule (it being recognized that any such forecast or projection is subject to the assumptions and plans reflected therein as of the date thereof, which could differ materially from the actual plans and results, and are necessarily subjective and based on estimates, and that actual results are subject to uncertainties and contingencies which may be beyond the Borrower’s control).

5.15.	Employee Benefits Plans.

(a)           No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its ERISA Affiliates contributes to, is obligated to contribute to or has or could reasonably be expected to have any obligation or liability with respect to any Multiemployer Plan. Except as disclosed in Schedule 5.15, as of the Closing Date, neither the Borrower nor any of its ERISA Affiliates maintains, sponsors, contributes to, is obligated to contribute to, has or could reasonably be expected to have any obligation or liability with respect to any Plan, nor, except as disclosed in Schedule 5.15, does the Borrower nor any Restricted Subsidiary have any present intention to sponsor, maintain, contribute or incur any obligation or liability with respect to any Plan.

(b)           The Borrower represents and warrants as of the Closing Date that the Borrower’s assets do not constitute “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) and the Borrower will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.

5.16.	Environmental Matters.

(a)           Except as set forth in Schedule 5.16 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in the Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiaries) incurring Environmental Liabilities that could be reasonably expected to result in a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries (other than Immaterial Subsidiaries) is and has been in compliance with any applicable Environmental Law, which compliance includes obtaining, maintaining and complying with any permit, license, authorization or other approval required under any Environmental Law for any of their operations.

(b)           Except as set forth in Schedule 5.16 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in the Borrower or any of the Restricted Subsidiaries (other than Immaterial Subsidiaries) incurring Environmental Liabilities that could be reasonably expected to result in a Material Adverse Effect: (i) none of the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) has contractually assumed any Environmental Liability of any Person or has received, or to the actual knowledge of the Borrower and the Guarantors, anticipates receiving, written notice of any claim, order, agreement, or investigation with respect to any Environmental Liability.; (ii) none of the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) is subject to any material, ongoing obligations under a consent decree, administrative order or settlement agreement issued or entered into in connection with Environmental Law; and (iii) no facts or circumstances exist that would reasonably be expected to result in the Borrower or any of the Restricted Subsidiaries (other than Immaterial Subsidiaries) incurring Environmental Liabilities.

(c)           No Lien under Environmental Laws has attached to any real property in an amount or a manner that could be reasonably expected to result in a Material Adverse Effect.

(d)           As of the Closing Date, except as disclosed on Schedule 5.16, to the knowledge of the Borrower and the Guarantors, the consummation of the transaction contemplated under this Agreement does not require the consent of or filing by any Loan Party with any Governmental Authority under any applicable Environmental Law.

(e)           As of the Closing Date, each of the Borrower and its Domestic Subsidiaries has made available to the Administrative Agent copies of all requested existing material environmental reports (including any “Phase I environmental site assessments” relating to any real property) and audits, and all documents pertaining to actual material Environmental Liability, in each case to the extent such reports, audits and documents are in their possession, custody or control and are not more than five (5) years old.

5.17.	Insurance.

Schedule 5.17 sets forth a true, complete and correct description of all insurance maintained by the Borrower and the Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries), as of the Closing Date. As of such date, all premiums have been duly paid to the extent due. The Borrower and its Restricted Subsidiaries have insurance in such amounts with financially sound and reputable insurance companies and covering such risks and liabilities as are in accordance with normal industry practice and customary for companies of similar size engaged in similar businesses in similar locations.

5.18.	Sanctions Concerns and Anti-Corruption Laws.

(a)           Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b)           Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.19.	Collateral Documents.

(a)           The Security Agreement, upon execution and delivery thereof by the parties thereto, will be effective to create in favor of the Administrative Agent, to the extent set forth therein, for the benefit of the Secured Parties, a legal, valid and enforceable Lien in the Collateral (as defined in the Security Agreement) and, subject to any limitations herein and therein or in the certificates or notes, as applicable, representing Pledged Equity, Instruments, Tangible Chattel Paper and Supporting Obligations (in each case, as defined in the Security Agreement), the proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium (or similar laws affecting the enforcement of creditors’ rights generally), by equitable principles (whether enforcement is sought by proceedings in equity or at law) and implied covenants of good faith and fair dealing and (i) when such Pledged Equity, Instruments, Tangible Chattel Paper and Supporting Obligations are delivered to the Administrative Agent, if and to the extent required by the Security Agreement, the Lien created under the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in such Pledged Equity, Instruments, Tangible Chattel Paper and Supporting Obligations to the extent that a Lien in such Pledged Equity, Instruments, Tangible Chattel Paper or Supporting Obligations can be perfected by delivery, in each case having a first priority perfected security interest in such Pledged Equity, Instruments, Tangible Chattel Paper and Supporting Obligations (except with respect to Liens expressly permitted under Section 7.02), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 5.19(a), the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in such Collateral to the extent that a Lien in such Collateral can be perfected by filing of financing statements (other than Intellectual Property, as defined in the Security Agreement, and other Collateral with respect to which possession or control is required for perfection), in each case having a first priority perfected security interest in such Collateral, other than with respect to Liens expressly permitted by Section 7.02.

(b)	Intellectual Property.

(i)           Except as set forth in Schedule 5.19(b), upon the recordation of any Notice of Grant of Security Interest in Trademarks, Notice of Grant of Security Interest in Patents and Notice of Grant of Security Interest in Copyrights, as and if applicable, with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, together with the duly completed financing statements in appropriate form filed in the offices specified in Schedule 5.19(a), the Lien created under the Security Agreement and such Notice of Grant of Security Interest in Trademarks, Notice of Grant of Security Interest in Patents and Notice of Grant of Security Interest in Copyrights, as applicable, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by such filing in the United States and its territories and possessions, in each case having priority superior in right to any other person other than with respect to Liens expressly permitted by Section 7.02 and (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the U.S. Loan Parties after the date hereof).

(ii)           Set forth on Schedule 5.19(b), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.06 and 6.12, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the U.S. Loan Parties or that each of the U.S. Loan Parties has the right to (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Administrative Agent), but excluding any immaterial Intellectual Property that is no longer used or useful in the business of the Borrower and its Subsidiaries or where the Borrower deems it to be prudent business conduct (to be determined by the Borrower in its reasonable discretion) to abandon such Intellectual Property.

(c)	Deposit Accounts and Securities Accounts.

(i)            Upon execution and delivery thereof by the parties thereto, the Qualifying Control Agreements, taken together with the Security Agreement, will be effective to create and perfect in favor of the Administrative Agent a legal, valid and enforceable security interest in the deposit accounts and securities accounts described therein and the proceeds and products thereof. Upon the execution of the Qualifying Control Agreements and the Security Agreement, such Collateral Documents shall constitute perfected Liens on, and security interests in, all right, title and interest of the U.S. Loan Parties in such deposit accounts and securities accounts described therein and the proceeds and products thereof, as security for the Obligations, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 7.02.

(ii)          Set forth on Schedule 5.19(c), as of the Closing Date, is a description of all deposit accounts and securities accounts of the U.S. Loan Parties, including the name of (A) the applicable U.S. Loan Party, (B) in the case of a deposit account, the depository institution and whether such account is an Excluded Account, and (C) in the case of a securities account, the securities intermediary or issuer.

(d)           Tangible Chattel Paper. Set forth on Schedule 5.19(d), as of the Closing Date, is a description of all Tangible Chattel Paper (as defined in the UCC) of the U.S. Loan Parties with a value in excess of $2,500,000.

(e)           Electronic Chattel Paper and Letter of Credit Rights. Set forth on Schedule 5.19(e), as of the Closing Date, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of the U.S. Loan Parties, including the name of (A) the applicable U.S. Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person, as applicable, in each case, with a value in excess of $2,500,000.

(f)           Commercial Tort Claims. Set forth on Schedule 5.19(f), as of the Closing Date, is a description of all Commercial Tort Claims (as defined in the UCC) of the U.S. Loan Parties (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent) with a value in excess of $2,500,000.

(g)           Pledged Equity Interests. Set forth on Schedule 5.19(g), as of the Closing Date and as of the last date such Schedule 5.19(g) was required to be updated in accordance with Sections 6.04 and 6.12, is a list of (i) all Pledged Equity and (ii) all other Equity Interests (other than Excluded Property) required to be pledged to the Administrative Agent pursuant to the Collateral Documents (in each case, detailing the Grantor (as defined in the Security Agreement)), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number and percentage ownership of outstanding shares of each class of Equity Interests.

5.20.	Location of Real Property and Leased Premises.

(a)           Schedule 5.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and its Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries) and the addresses thereof (to the extent available). The Borrower and its Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries) own in fee all the real property set forth on Schedule 5.20(a).

(b)           Schedule 5.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and its Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries) and the addresses thereof (to the extent available). The Borrower and its Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries) have valid leases in all the real property set forth on Schedule 5.20(b), except as noted thereon.

5.21.	Compliance with FDA and USDA, Permits.

(a)           Except as would not reasonably be expected to have a Material Adverse Effect, the business and operations of the Borrower are, and have been during the past three (3) years, operated in compliance with all applicable laws and regulations of the U.S. Food and Drug Administration (“FDA”) and the U.S. Department of Agriculture (“USDA”). There is no, and has not been during the past three (3) years, any actual or, to the knowledge of the Borrower, potential material action or investigation in respect of the business or operations of the Borrower by the FDA or USDA.

(b)           The Borrower holds, and is operating in compliance with, all material permits, licenses, approvals, certificates and other registrations, authorizations and exemptions of and from the FDA and USDA, as required for the conduct of its business and operations as currently conducted (each, a “Permit”), and each such Permit is in full force and effect.

(c)           The Borrower has not received, during the past three (3) years, any FDA Form 483 or other notice of inspectional observations, “warning letters,” “untitled letters,” notice of adverse findings, or other similar notices from the FDA or the USDA alleging or asserting material noncompliance with any applicable laws or regulations or any Permits.

5.22.	Labor Matters.

As of the Closing Date, (i) there are no strikes or lockouts against the Borrower or any Guarantor pending or, to the actual knowledge of the Borrower or the Guarantors, threatened, in each case or in the aggregate, that could be reasonably expected to result in a Material Adverse Effect, (ii) the hours worked by and payments made to employees of the Borrower and its Domestic Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters that would reasonably be expected to have a Material Adverse Effect, and (iii) all payments due from the Borrower or any of its Domestic Subsidiaries on account of wages and employee health and welfare insurance and other benefits that would reasonably be expected to have a Material Adverse Effect if not paid, have been paid or accrued as a liability on the books of the Borrower or such Domestic Subsidiary.

5.23.	Use of Proceeds.

The Borrower will use the proceeds of the Loans for application by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely (i) to repay certain existing Indebtedness, (ii) to pay fees, costs and expenses related to the Transactions, and (iii) for other general corporate and working capital purposes of the Borrower and its Subsidiaries.

5.24.	Solvency.

On the Closing Date and on the date of each Credit Extension, both immediately before and after (i) with respect to the Closing Date, the consummation of the Transactions, including the making of the Loans and the application of the proceeds thereof on the Closing Date, and (ii) with respect to each other Credit Extension, the making of such Credit Extension and the application of the proceeds thereof on such date, the Loan Parties, taken as a whole, are and will be Solvent.

5.25.	No Burdensome Restrictions.

Neither the Borrower nor any of its Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default. As of the Closing Date, the Borrower has delivered or otherwise made available to the Administrative Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.

5.26.	Intellectual Property.

Except as set forth in Schedule 5.26, the Borrower and its Restricted Subsidiaries own, or is licensed to use, all Intellectual Property (as defined in the Security Agreement) reasonably necessary to conduct its business as currently conducted, without conflict with the rights of any other Person, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower and its Restricted Subsidiaries, no Intellectual Property now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary in the operation of their respective businesses as currently conducted infringes upon any rights held by any other Person, except as would not reasonably be expected to have a Material Adverse Effect. No Person has contested any right, title or interest of the Borrower or any Restricted Subsidiary in, or relating to, any Intellectual Property, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.27.	No Default.

No Default has occurred and is continuing.

5.28.	Senior Indebtedness.

The Obligations (including, without limitation, the Guarantee of each Guarantor under the Loan Documents) constitute senior Indebtedness of each of the Loan Parties.

5.29.	Representations as to Foreign Obligors.

(a)           Each Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)           The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, of the Applicable Foreign Obligor Documents.

5.30.	EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.

5.31.	Covered Entities.

No Loan Party is a Covered Entity.

5.32.	Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.33.	Outbound Investment Rule.

Neither Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower or such applicable Subsidiary were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Restricted Subsidiaries to:

6.01.	Existence; Compliance with Laws; Business and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) as otherwise expressly permitted under Section 7.04 and (ii) the Surviving Company Conversion.

(b)           Except where any such failure would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the licenses, permits, franchises, authorizations, Intellectual Property and trade names material to the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and all contractual obligations under any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of the Restricted Subsidiaries is outstanding; and except as permitted under Section 7.04, at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times (provided, however, that, in the event of an Involuntary Disposition relating to no more than two separate facilities at any one time, the Loan Parties shall have a reasonable time period to repair and/or replace such facilities).

6.02.	Insurance.

(a)           Keep its insurable property and business adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)           Promptly following the Administrative Agent’s request, cause all such policies covering any Collateral and public liability (except third party, product liability and business interruption) to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and/or additional insured endorsement, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Administrative Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Administrative Agent nor any other party shall be a coinsurer thereunder and, to the extent customarily available at a commercially reasonable cost, to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Administrative Agent may reasonably require from time to time to protect their interests; deliver certificates of each such policies (and if reasonably requested, certified copies of all such policies) to the Administrative Agent; cause each such policy, to the extent customarily available at a commercially reasonable cost, to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums), or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

(c)           Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent certificates evidencing such policy or policies.

6.03.	Payment of Obligations and Taxes.

Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Indebtedness, obligations, Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be diligently contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

6.04.	Financial Statements, Reports, etc.

In the case of the Borrower, furnish to the Administrative Agent, which shall promptly furnish the following information to each Lender in accordance with its customary practice:

(a)           within 90 days after the end of each fiscal year, commencing with the fiscal year in which the Closing Date occurs, its Consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by independent public accountants of recognized standing and accompanied by an opinion of such accountants to the effect that such Consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its Subsidiaries, on a Consolidated and consolidating basis, in accordance with GAAP consistently applied (which opinion shall not be qualified as to scope or contain any going concern or other qualification, explanation or similar provision (except for any such going concern qualification, explanation or similar provision pertaining to one or more debt maturities hereunder occurring within 12 months of the date of the relevant audit opinion));

(b)           (i) within 30 days after the end of each calendar month (or, if such calendar month is the last calendar month of a fiscal quarter, within 45 days after the end of such calendar month), commencing with the first full calendar month following the Seventh Amendment Effective Date; its Consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its Subsidiaries as of the close of such calendar month and the results of its operations and the operations of such Subsidiaries during such calendar month and the then elapsed portion of the fiscal year, together with comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of the Responsible Officers of the Borrower, as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries, on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

~~(b)~~ (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ended September 30, 2020, its Consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, together with comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of the Responsible Officers of the Borrower, as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries, on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under Section 6.04(a) or 6.04(b)(ii), a certificate of the accounting firm (in the case of Section 6.04(a)) (to the extent that the accounting firm is willing to provide such certificate in accordance with its customary business practice and may be limited to accounting matters and disclaim responsibility for legal interpretations), certifying that no Event of Default or Default has occurred as of the last day of the period to which such financial statements relate, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d)           concurrently with the delivery of the financial statements referred to in Sections 6.04(a) and (b)(ii) commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2020, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP, and the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements. Unless the Administrative Agent or a Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.;

(e)           to the extent applicable, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be; provided, however, that the Borrower shall not be required to deliver separately such material to the Administrative Agent or any Lender, so long as the Administrative Agent and Lenders have access to such publicly available materials;

(f)            promptly after the receipt thereof by the Borrower, the Guarantors or any of their respective Subsidiaries, a copy of any final “management letter” received by any such Person from its certified public accountants relating to any deficiency or weakness in accounting practices or in reported results of the Borrower, any Subsidiary or any Guarantor and the management’s response thereto to the extent such accountants are willing to provide such letters;

~~(g)           within 60 days after the beginning of each fiscal year, a budget for the Borrower in reasonable detail on a quarterly basis for such fiscal year as customarily prepared by management of the Borrower for its internal use similar in scope with the financial statements provided pursuant to Section 6.04(a), prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Responsible Officer of the Borrower to the effect that the budget of the Borrower is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget, balance sheet and related statements of income, stockholders’ equity and cash flows;~~

(g)	[reserved];

(h)           promptly after the request by the Administrative Agent on its own behalf or on behalf of any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(i)            in the event that the Borrower or any of its Restricted Subsidiaries intend to establish, sponsor, maintain, contribute to or incur any obligation or liability with respect to any Plan (other than a Plan disclosed in Schedule 5.15), the Borrower shall promptly, and in any event within 10 Business Days prior to it or any of its Restricted Subsidiaries establishing, maintaining, contributing to, or incurring an obligation with respect to, as applicable, such Plan (other than a Plan disclosed in Schedule 5.15), inform the Administrative Agent of such intention;

(j)            promptly following any request by the Administrative Agent on its own behalf or on behalf of a Lender, copies of (i) any documents described in Section 101(k)(l) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided, however, that if the Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(k)           if, as a result of any change in accounting principles and policies from those used in the preparation of the Consolidated financial statements of the Borrower for the fiscal year ended on December 31, 2019, the Consolidated financial statements of the Borrower delivered pursuant to Section 6.04(a) or 6.04(b) will differ in any material respect from the Consolidated financial statements that would have been delivered pursuant to such Sections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation with respect to such financial statements that would have otherwise been delivered;

(l)            the Borrower hereby acknowledges that (i) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or Equity Interests that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07);(C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and any Affiliate thereof and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; ~~and~~

(m)          promptly, from time to time, after reasonable notice is given, such other information regarding the operations, business affairs and financial condition of the Borrower, any Subsidiary or any Guarantor, or compliance with the terms of any Loan Document, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request.;

(n)           on or before the fifth (5th) Business Day of each calendar month, or the sixth (6th) Business Day of each calendar month if the last calendar day of the immediately preceding month does not fall on a Business Day (or, upon the request of the Administrative Agent, on a biweekly basis commencing with the fifth (5th) Business Day or sixth (6th) Business Day of each calendar month, as applicable), commencing with the first full calendar month following the Seventh Amendment Effective Date, (i) a cash flow projection of the Borrower and its Subsidiaries for the thirteen (13) week period immediately succeeding the date of delivery thereof (each a “13-Week Cash Flow Projection”), each such 13-Week Cash Flow Projection to be prepared on a weekly basis for each week in the applicable thirteen (13) week period, all in reasonable detail, in form reasonably satisfactory to the Administrative Agent, and certified by a Financial Officer of the Borrower, as being prepared in good faith by the Borrower and based on assumptions believed by the Borrower at the time made to be reasonable, and (ii) a report reconciling such actual cash flows for the applicable period with the previously delivered 13-Week Cash Flow Projection, including a narrative explanation of any significant increase or decrease in any line item category;

(o)           commencing with the second full calendar week following the Seventh Amendment Effective Date and on a bi-weekly basis thereafter, within two (2) Business Days after the end of each two (2) calendar week period, a report providing a calculation of Liquidity for such two (2) calendar week period;

(p)           on or before February 28, 2027, (i) an annual budget of Borrower and its Subsidiaries on a Consolidated basis and (ii) projected Consolidated balance sheets and statements of income or operations of Borrower and its Subsidiaries on a monthly basis for the fiscal year 2027, prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent; and

(q)           within 45 days after the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2026, quarterly projections for the current fiscal year, including projected financial covenant levels, Consolidated projected balance sheets and statements of income and cash flows of Borrower and its Subsidiaries, along with a narrative explanation of any significant variances from the most recent set of quarterly projections delivered to the Administrative Agent.

6.05.	Litigation and Other Notices.

Furnish to the Administrative Agent prompt written notice after obtaining knowledge thereof of the following:

(a)           any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)           the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, (i) against the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (ii) challenging the validity, enforceability or priority of any Loan Document;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or the Restricted Subsidiaries in an aggregate amount exceeding $5,000,000;

(d)           the occurrence of an Involuntary Disposition or a series of Involuntary Dispositions with a value of at least $5,000,000 or any other event or series of events which could reasonably be expected to adversely affect the value of the Collateral by at least $5,000,000;

(e)           to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification; and

(f)           any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

6.06.	Information Regarding Collateral.

(a)           Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure, or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless, prior to or substantially concurrently therewith, all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral secured by it under any Collateral Document.

(b)           In the case of the U.S. Loan Parties, each year, at the time of delivery of the annual financial statements with respect to the preceding applicable period pursuant to Section 6.04(a), deliver to the Administrative Agent a Compliance Certificate setting forth the information required pursuant to Schedules 5.08, 5.17, 5.19(a), 5.19(b), 5.19(c), 5.19(f) and 5.19(g) or confirming that there has been no change in such information since the date of the Perfection Certificate delivered pursuant to Section 4.01(e)(i) or the date of the most recent certificate delivered pursuant to this Section 6.06.

6.07.	Maintaining Records; Access to Properties and Inspections; Annual Meetings.

Keep proper books and records and accounts in which full, true and correct entries in conformity with GAAP and Applicable Law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent on its own behalf or on behalf of any Lender to visit and inspect the financial records and the properties of such Person during normal business hours and upon reasonable prior notice and as often as reasonably requested (but in no event more than once annually unless a Default shall have occurred and be continuing) and to make extracts from and copies of such financial records, and permit any such representatives designated by the Administrative Agent (on behalf of itself or any Lender) to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided, however, that when a Default exists the Administrative Agent on its own behalf or on behalf of any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower. Within 150 days after the end of each fiscal year of the Borrower, at the request of the Administrative Agent or Required Lenders, hold a conference call (at a mutually agreeable time the costs of call to be paid by the Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current fiscal year of the Borrower and its Subsidiaries.

6.08.	Use of Proceeds.

Use the proceeds of the Credit Extensions only for the purposes set forth in Section 5.23.

6.09.       Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code, solely as it relates to Plans and Multiemployer Plans, (b) not, and cause any of their Restricted Subsidiaries to not, establish, sponsor, maintain, contribute to or incur any obligation or liability with respect to any Plan (other than a Plan disclosed in Schedule 5.15) that would result in any obligation or liability that would result in, or could reasonably be expected to result in, a Material Adverse Effect, (c) not, and cause any of their Restricted Subsidiaries to not, contribute to or incur any obligation to contribute to any Multiemployer Plan that would result in any obligation or liability that would result in, or could reasonably be expected to result in, a Material Adverse Effect and (d) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any Responsible Officer of the Borrower or of any Restricted Subsidiaries knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any Restricted Subsidiary in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower or any Restricted Subsidiary proposes to take with respect thereto or that the Borrower has actual knowledge, after due inquiry by a Responsible Officer of the Borrower, that any ERISA Affiliate proposes to take with respect thereto.

6.10.	Compliance with Environmental Laws.

Comply, and require all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and real property; obtain and renew all material permits, licenses, authorizations and other approvals required under any Environmental Law for its operations and properties; and conduct any required remedial action to the extent required by and in material compliance with Environmental Laws; provided, however, that none of the Borrower nor any Restricted Subsidiary (other than any Immaterial Subsidiary) shall be required to undertake any such remedial action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.11.	Environmental Reporting.

~~(a)~~ The Borrower shall give the Administrative Agent prompt notice (containing reasonable detail) upon obtaining knowledge of any matter that would reasonably be expected to result in the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) incurring Environmental Liabilities in excess of $1,000,000 in the aggregate, and (b) if (i) notice is provided to the Administrative Agent under Section 6.11~~(a)~~, or (ii) a breach of Section 6.10 shall have occurred and be continuing for more than 30 days without the Borrower or any Domestic Subsidiary commencing activities reasonably likely to cure such breach, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 60 days after such notice or request, at the expense of the Loan Parties, an environmental report regarding the matters which are the subject of such notice or request, the steps being taken to address such matters and their estimated cost, which environmental report shall be prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent.

6.12.	Further Assurances.

Take the following actions, in each case subject to clause (d) of this Section 6.12:

(a)           Except with respect to Excluded Property, the U.S. Loan Parties shall execute any and all further documents, agreements and instruments, and take all further action (including filing UCC and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents. In addition, from time to time, the U.S. Loan Parties will, at their cost and expense, promptly secure the Secured Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties (other than Excluded Property) as the Administrative Agent or the Required Lenders shall reasonably designate (it being understood that it is the intent of the parties that the Secured Obligations shall be secured by substantially all the assets of the Borrower and the Guarantors (other than Excluded Property)), subject to such exceptions as are contained or may hereafter be contained in the Collateral Documents from time to time. Such security interests and Liens will be created under the Collateral Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including, without limitation, legal opinions, lien searches and such other certificates and documents as are consistent with those delivered in connection with the Collateral on the Closing Date) as the Administrative Agent shall reasonably request to evidence compliance with this Section. The Borrower and the other U.S. Loan Parties agree to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. Notwithstanding anything herein or in any Loan Document to the contrary, in no event shall any U.S. Loan Party be required to provide any kind of mortgage or leasehold mortgage with respect to any real property or pledge more than 65% of the voting stock of any Foreign Subsidiary owned by such Loan Party organized under the laws of Brazil (and, for the avoidance of doubt, no foreign Subsidiary shall be required to pledge any of its assets).

(b)           Upon the acquisition or formation by any of the Loan Parties of any Restricted Subsidiary, or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, in each case, that is a wholly owned Restricted Subsidiary and a Material Subsidiary, the Borrower shall cause the Person so acquired ~~or~~, formed or designated (each, an “Additional Guarantor”), as the case may be, to become a Guarantor of the Secured Obligations. Such Additional Guarantor shall become a Loan Party by executing a Joinder Agreement and, if such Additional Guarantor is a Domestic Subsidiary, each other applicable Collateral Document in favor of the Administrative Agent. In addition, (i) such Additional Guarantor which is a Domestic Subsidiary shall execute and deliver such agreements and documents as the Administrative Agent, Administrative Agent or the Required Lenders may reasonably request to grant a perfected Lien in respect of substantially all of its personal property (other than Excluded Property) in favor of the Administrative Agent and the Lenders, subject to such exceptions as are contained or may hereafter be contained in the Collateral Documents from time to time, and (ii) the U.S. Loan Parties owning Equity Interests in such Additional Guarantor shall pledge all such Equity Interests in such Additional Guarantor.

(c)           Promptly following the Administrative Agent’s reasonable request, the Borrower shall execute, or shall cause its relevant Restricted Subsidiaries to execute any and all further related documents and take all further related action that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Administrative Agent may request in their sole discretion, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents.

(d)           In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) – (f) and such other documents or agreements as the Administrative Agent may reasonably request, including without limitation, updated Schedules 5.08, 5.17, 5.19(a), 5.19(b), 5.19(c), 5.19(d), 5.19(e), 5.19(f), 5.19(g), 5.20(a) and 5.20(b); provided, however, that with respect to each new Guarantor that is a Foreign Subsidiary, such documents and agreements shall be substantially similar to those delivered on the Closing Date for the Foreign Subsidiaries that are Loan Parties (including, to the extent the Administrative Agent reasonably requests, a legal opinion).

(e)           Except for Excluded Accounts, each of the U.S. Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts that are maintained at all times with depositary institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement (unless such accounts are maintained with Bank of America, N.A., and the Administrative Agent does not request a Qualifying Control Agreement), (ii) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement~~,~~  (unless such accounts are maintained with Bank of America, N.A., and the Administrative Agent does not request a Qualifying Control Agreement), (iii) deposit accounts established solely as payroll and other zero balance accounts and (iv) other deposit accounts, so long as at any time the balance in any such account does not exceed $250,000 and the aggregate balance in all such accounts does not exceed $500,000.

(f)           The Borrower shall, and shall cause the other U.S. Loan Parties to, take all actions and deliver all instruments and documents required under this Section 6.12 (including the granting and perfecting of Liens and security interests as described above) to be undertaken promptly following the acquisition of any assets described above, provided, however, that such actions and deliveries shall occur within 5 Business Days after the date of the acquisition of such personal property acquisition.

6.13.	Designation of Subsidiaries.

The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower that is not a Loan Party as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, however that, (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (b) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary directly or indirectly owns any Equity Interests of, or holds a Lien on, any property of, the Borrower, any Loan Party or any Restricted Subsidiary that is not a Subsidiary to be so designated as an Unrestricted Subsidiary, (c) at no time may any Unrestricted Subsidiary own any asset or Intellectual Property that are material to the operation of the businesses of the Borrower and its Restricted Subsidiaries, (d) after giving Pro Forma Effect to such designation, the Borrower is in compliance with the financial covenants set forth in Section 7.11 as of the last day of the applicable Measurement Period, (e) the Consolidated EBITDA of all Unrestricted Subsidiaries for the most recent Measurement Period shall not exceed 3.0% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Measurement Period, (f) any Unrestricted Subsidiary that has been subsequently designated or re-designated as a Restricted Subsidiary may not thereafter be re-designated an Unrestricted Subsidiary and must become a Guarantor pursuant to Section 6.12 hereof and (g) no such Unrestricted Subsidiary (or Subsidiary thereof) guarantees any Indebtedness of, or has outstanding any Investment in, the Borrower or any Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrower of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by the Borrower at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

6.14.	Anti-Corruption Laws; Sanctions.

Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and with all applicable Sanctions, in each case, applicable to the Loan Parties, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

6.15.	Approvals and Authorizations.

Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except, in each case of the foregoing, where the failure could not reasonably be expected to have a Material Adverse Effect.

6.16.	Cash Management.

Maintain all primary domestic cash management business with Bank of America.

6.17.	Post-Closing Requirements.

(a)           Execute and deliver the documents and complete the tasks set forth on Schedule 6.17, in each case within the time limits specified on such schedule, or such later date(s) as the Administrative Agent may agree in its discretion.

(b)           Within 30 days after the Sixth Amendment Effective Date (or such longer period as shall be satisfactory to the Administrative Agent), execute and deliver to the Administrative Agent the following:

(i)            An updated, completed Perfection Certificate, dated and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, including an updated organizational chart, updated schedules with respect to deposit accounts (including account numbers and whether or not such accounts are Excluded Accounts), pledged equity, and Intellectual Property of each domestic Loan Party;

(ii)           Updated and complete schedules to the Credit Agreement (other than Schedules 6.17, 7.01, 7.02, 7.03, 7.05 and 7.08(a)), as certified by a Responsible Officer of the Borrower; and

(iii)          Duly executed Qualifying Control Agreements (to the extent not previously delivered) for each deposit and securities account listed on updated Schedule 5.19(c) to the Credit Agreement that is not an Excluded Account.

(c)           Within 10 days after the Sixth Amendment Effective Date, provide written confirmation, as certified by a Responsible Officer of the Borrower, to the Administrative Agent that the Borrower has received cash equity in an amount that is no less than $10,000,000.

6.18.	Cooperation with Administrative Agent’s Financial Advisor.

From and after the Sixth Amendment Effective Date, the Borrower shall (i) provide the Administrative Agent’s financial advisor with reasonable access to the Borrower’s facilities, financial information and members of senior management at reasonable times and places as is reasonably necessary to perform the services required under its engagement with the Administrative Agent (or its counsel) and (ii) reimburse the Administrative Agent promptly upon demand for any reasonable costs and fees incurred by the Administrative Agent (or its counsel) in connection with the engagement of such financial advisor and/or the services rendered by such financial advisor in accordance with Section 11.04(a).

6.19.	Monthly Conferences.

The Borrower shall cause appropriate members of its management team to participate in monthly conferences with the Administrative Agent and the Lenders on the Thursday or Friday of the third full week of each calendar month (or such other day as mutually agreed to between the Administrative Agent and the Borrower), at times as mutually agreed to among the parties, to answer Lender questions and provide updates regarding business operations.

6.20.	Real Property Information.

Promptly after the Seventh Amendment Effective Date, the Borrower shall deliver to the Administrative Agent copies of any existing U.S. based appraisals or environmental assessment reports in the possession of any U.S. Loan Party.

ARTICLE VII.

NEGATIVE COVENANTS

From and after the Closing Date, the Borrower covenants and agrees with each Lender that, so long as the Commitments shall remain in existence and until the Obligations (other than any unasserted contingent reimbursement or indemnification obligations) have been paid in full in cash, unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of its Restricted Subsidiaries:

7.01.	Indebtedness.

Incur, create, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness of the Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth in Schedule 7.01 and any Indebtedness evidencing a refinancing, refunding, renewal or extension of such Indebtedness; provided, however that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness either (i) has a later or equal final maturity and longer or equal Weighted Average Life to Maturity than the Indebtedness being renewed or refinanced (without giving effect to any prepayments of originally scheduled amortization of such Indebtedness being renewed or refinanced), or (ii) has a final maturity that is more than 91 days after the ~~Latest~~ Maturity Date hereunder, and (C) the covenants, events of default, Liens, subordination and other provisions (other than interest rates) thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders in any material respect than those contained in the Indebtedness being renewed or refinanced;

(b)	Indebtedness created hereunder and under the other Loan Documents;

(c)           intercompany Indebtedness of the Borrower and the Restricted Subsidiaries to the extent permitted by Sections 7.03(c) or (k);

(d)           Indebtedness under performance bonds or with respect to workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties in each case incurred in the ordinary course of business;

(e)           Indebtedness incurred by the Borrower or the Restricted Subsidiaries existing or arising under Swap Contracts in the ordinary course of business and not for speculative purposes; provided, however, that if such Indebtedness relates to interest rates, (i) such Indebtedness relates to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents, and (ii) the notional principal amount of such Indebtedness at the time incurred does not exceed the principal amount of the Indebtedness to which such Indebtedness relates;

(f)           (i) Indebtedness incurred by the Borrower or the Restricted Subsidiaries in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, in each case, other than Indebtedness for borrowed money, and (ii) Indebtedness arising from the honoring of a check or draft drawn against insufficient funds;

(g)           guarantees and any other contingent obligations of the Borrower and the Restricted Subsidiaries in respect of Indebtedness and other obligations otherwise permitted hereunder (both before or after any liability associated therewith becomes fixed), subject to any limitations set forth in the other subsections of this Section 7.01 or in any defined terms contained herein;

(h)           Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification, holdbacks, working capital or other purchase price adjustments, earn-outs, non-compete agreements, deferred compensation or similar obligations in connection with transactions not prohibited hereunder, in an aggregate amount not to exceed at any one time outstanding $100,000;

(i)            Indebtedness with respect to Capital Lease Obligations, Synthetic Lease Obligations and purchase money obligations for assets and property in an aggregate amount not to exceed at any one time outstanding the greater of (x) $20,000,000, or (y) 3.0% of the Total Assets of the Borrower and its Restricted Subsidiaries, taken as a whole; provided, however, that any such Indebtedness incurred pursuant to this Section 7.01(i) shall not be incurred in connection with any “Line 10” improvements;

(j)            Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to the Borrower or any Restricted Subsidiary, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the annual period in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(k)           Indebtedness consisting of Permitted Unsecured Debt in an aggregate amount not to exceed $20,000,000; provided, however that to the extent such Indebtedness incurred pursuant to this Section 7.01(k) is guaranteed by any guarantors that are not Guarantors hereunder such guarantors shall become Guarantors pursuant to the procedures set forth in Section 6.12; provided further that the foregoing proviso shall not apply only to the extent that the providing of such guarantees could reasonably be expected to result in adverse tax consequences to the Borrower based on the foreign status of such guarantors or assets (and such adverse tax consequences would not apply to any guarantees otherwise provided to support such Permitted Unsecured Debt);

(l)            Indebtedness of a Person that becomes a Restricted Subsidiary after the date hereof in connection with an Investment permitted hereby or a Permitted Acquisition in an aggregate principal amount not to exceed the greater of (x) $~~20,000,000~~15,000,000, or (y) 3.0% of the Total Assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and any refinancing, refunding, renewal or extension thereof to the extent such refinancing, refunding, renewal or extension would have been permitted had such Indebtedness been permitted under Section 7.01(a) hereof; provided, however, that such Indebtedness existed at the time such Person became a Restricted Subsidiary and was not created in contemplation thereof; ~~and~~

(m)           Indebtedness of the Borrower and its Restricted Subsidiaries under any supply chain financing and/or vendor financing arrangements (including any obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services) on terms reasonably acceptable to the Administrative Agent, in an aggregate amount not to exceed at any time outstanding $5,000,000; and

(n)           ~~(m)~~ other Indebtedness of the Borrower and the Restricted Subsidiaries (excluding, in each case, Indebtedness of the type described in Section 7.01(h), (i), (k) and (l)) in an aggregate principal amount not exceeding the greater of (x) $15,000,000, or (y) 3.0% of the Total Assets of the Borrower and its Restricted Subsidiaries, taken as a whole, at any time outstanding.

For purposes of determining the outstanding principal amount of any particular Indebtedness incurred pursuant to this Section 7.01, Indebtedness permitted by this Section 7.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, unless expressly prohibited by such provision.

7.02.	Liens.

Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Restricted Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof (collectively referred to in this Section 7.02 as the “Assets”)), except:

(a)           Liens existing on the Closing Date and set forth on Schedule 7.02 (including securing Indebtedness permitted pursuant to Section 7.01(a), including refinancings thereof permitted hereunder, so long as any asset securing such refinanced Indebtedness also secured the related existing Indebtedness), or that secures intercompany Indebtedness in which the lender is the Borrower or a Guarantor permitted under Section 7.01(c);

(b)	any Lien created or otherwise permitted under the Loan Documents;

(c)           Liens for taxes not yet due or which are being contested in compliance with Section 6.03;

(d)           landlord’s, banks’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (or imposed by law) and securing obligations that are not due and payable or which are being contested in compliance with Section 6.03;

(e)           pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(f)           pledges or deposits of cash and cash equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(g)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto permitted under Section 7.01 and rights which may arise under state insurance guarantee funds relating to any such insurance policy;

(h)           deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than capital leases), subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)            zoning restrictions, easements, covenants, conditions, environmental and other land use laws, rules and regulations, utility agreements, reservations, encroachments, rights-of-way, restrictions on use of real property, minor imperfections of title, minor survey defects and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the Assets subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(j)            Liens securing Indebtedness permitted under Section 7.01(i); provided, however, that (i) such Liens secure Indebtedness incurred to finance the acquisition, construction or improvement of any equipment, machinery, fixed or capital assets or Capital Lease Obligations and Synthetic Lease Obligations, (ii) such Liens are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction or improvement), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such real property, improvements, equipment or machinery at the time of such acquisition (or completion of construction or improvement), and (iv) such security interests, unless granted as part of a group financing provided in connection with related equipment, do not apply to any property or assets of the Borrower or any Restricted Subsidiary other than the equipment, machinery, fixed or capital assets which are acquired, constructed or improved, or directly related assets, including, without limitation, accessions thereto and proceeds thereof;

(k)           any interest or title of a lessor or sublessor under any lease of real estate entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(l)           ground leases in respect of real property (and the rights of landlords thereunder) on which facilities owned or leased by the Borrower or its Restricted Subsidiaries are located;

(m)          Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(n)           receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(o)           Liens solely on cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with a letter of intent or purchase agreement permitted hereunder;

(p)           ~~[Reserved.]~~precautionary Liens on accounts receivable and related assets sold or purported to be sold (together with the proceeds thereof) securing any Indebtedness permitted by Section 7.01(m);

(q)	Liens securing reimbursement obligations with respect to documentary letters of credit;

(r)            non-exclusive licenses of Intellectual Property granted to or by the Borrower or the Restricted Subsidiaries in the ordinary course of business not interfering with the business of the Borrower or the Restricted Subsidiaries;

(s)           Liens arising out of consignment or similar arrangements for the sale by the Borrower or the Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(t)	Liens arising out of judgments or awards which do not result in a Default;

(u)           Liens securing Indebtedness permitted pursuant to Section 7.01(l); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of becoming a Restricted Subsidiary (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the holder of the then-existing Lien;

(v)           Liens to secure Indebtedness with respect to Swap Contracts permitted under Section 7.01(e);

(w)           Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;

(x)           licenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(y)           Liens securing obligations of any Persons in respect of employee deferred compensation and benefit plans in connection with “rabbi trusts” or other similar arrangements;

(z)           Liens upon specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and

(aa)        other Liens of the Borrower and the Restricted Subsidiaries (whether or not of a type listed in any other provision of this Section 7.02) securing Indebtedness and other obligations in an aggregate principal amount not exceeding the greater of (x) $15,000,000, or (y) 3.0% of the Total Assets of the Borrower and its Restricted Subsidiaries, taken as a whole, at any time outstanding.

Notwithstanding the above, the expansion of Liens by virtue of accrual of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.02.

7.03.	Investments, Loans and Advances.

Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any other Investment in, any other Person, except:

(a)           Investments by the Borrower and the Restricted Subsidiaries in the Equity Interests of the Borrower or any of the Guarantors;

(b)	Cash Equivalents;

(c)           Investments made (i) among or between the Borrower and the Guarantors, (ii) by the Borrower or any Guarantor to any Restricted Subsidiary that is not a Guarantor in an aggregate amount at one time outstanding not to exceed $~~20,000,000~~15,000,000, and (iii) by any Restricted Subsidiary that is not a Guarantor to the Borrower or any of the Restricted Subsidiaries; provided, however, that if such Investment is an intercompany loan or advance, any such loan or advance to a Loan Party shall be subordinated to such Loan Party’s Obligations hereunder and/or under the Security Agreement and evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Collateral Documents;

(d)           (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivables arising from the grant of trade credit in the ordinary course of business, and (ii) investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in the ordinary course of business;

(e)           deposits, prepayments and other credits to suppliers made in the ordinary course of business;

(f)            each Loan Party may make investments arising out of the receipt by such party of non-cash consideration for any Disposition permitted hereunder;

(g)	guarantees and any other contingent obligations permitted under Section 7.01(g);

(h)           advances to officers, directors and employees of the Borrower and its Restricted Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes consistent with past practice, in an aggregate amount not to exceed at any one time outstanding $50,000;

(i)	Permitted Acquisitions or other transactions permitted by Section 7.04 hereof;

(j)            Investments of any Restricted Subsidiary on the date it becomes a Restricted Subsidiary, to the extent such Investments were not made in contemplation or in connection with its becoming a Restricted Subsidiary;

(k)           Investments of the Borrower and its Restricted Subsidiaries in VE Netting, LLC (i) existing on the Closing Date and (ii) made pursuant to commitments to make additional Investments in VE Netting, LLC as set forth in the Joint Venture and Operating Agreement of VE Netting, LLC as in existence on the Closing Date and set forth in Schedule 7.03;

(l)            Investments resulting from, or deemed to exist on account of, the purchase and sale among the Borrower and its Restricted Subsidiaries of cellulosic and plastic casing product and cellulosic and plastic extrusion, production and finishing equipment and parts, in each case, (i) on fair and reasonable terms to each party that is a Loan Party as reasonably determined by each such Loan Party’s board of directors and (ii) arising in the ordinary course of business; and

(m)          other Investments (excluding, in each case, Investments of the type described in Section 7.03(c)(ii), 7.03(h) and 7.03(k)) in an aggregate amount at one time outstanding not to exceed $~~25,000,000~~15,000,000.

Notwithstanding the foregoing, during the Covenant Modification Period ~~or any Specified Cure Period~~, (x) no Investment may be made by the Borrower or any Restricted Subsidiary in reliance on Section 7.03(c)(ii) and/or Section 7.03(m) and (y) no Permitted Acquisition (other than the Enzon Merger) shall be permitted to be consummated pursuant to Section 7.03(i).

7.04.	Mergers, Consolidations and Acquisitions; Sales of Assets.

(a)           Merge into or consolidate with any other Person, sell, transfer, lease or otherwise dispose of all or substantially all of its assets or liquidate or dissolve, except that:

(i)           any Restricted Subsidiary may merge with (A) the Borrower; provided, however, that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Restricted Subsidiaries; provided, however, that when any Loan Party is merging with another Restricted Subsidiary ~~(1)~~ the continuing or surviving Person shall be a Loan Party (including a new Loan Party) ~~or (2) if the continuing or surviving Person is not a Loan Party, the acquisition of such Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 7.03~~;

(ii)           any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and would not reasonably be expected to result in a Material Adverse Effect;

(iii)          any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to ~~another Restricted Subsidiary~~a Loan Party; provided, however, that if the transferor in such a transaction is a U.S. Loan Party, then ~~(A)~~ the transferee must be a U.S. Loan Party~~, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.03, or (C) to the extent constituting a sale, transfer, lease or other disposition to a Restricted Subsidiary that is not a Loan Party, such sale, transfer, lease or other disposition is for fair market value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 7.03;;~~

(iv)           so long as no Default exists or would result therefrom, the Borrower may merge, amalgamate or consolidate with any other Person; provided, however, that the Borrower shall be the continuing or surviving Person;

(v)           any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect ~~an Investment~~a Permitted Acquisition permitted pursuant to Section 7.03(i); provided, however, that if the continuing or surviving Person shall be a Restricted Subsidiary, then such Person, together with any of its Subsidiaries that will be Restricted Subsidiaries, shall have complied with the requirements of Section 6.12 and if the other party to such transaction is not a Loan Party, no Default exists after giving effect to such transaction; and

(vi)           a Restricted Subsidiary may effect a ~~merger, dissolution, liquidation consolidation or amalgamation or sale, transfer, lease or other disposition of all or substantially all of its assets to effect a transaction permitted pursuant to Section 7.04(b) and, to the extent applicable, Section 2.05; provided, however, that if the other party to such transaction is not a Loan Party, no Default exists after giving effect to such transaction~~Disposition permitted under Section 7.04(b).

(b)           Make any Disposition unless (i) such Disposition is for consideration at least 75% of which is cash (for which purpose, “cash” shall include (A) up to an aggregate during the term of this Agreement of $10,000,000 of Indebtedness or other liabilities that are assumed by the purchaser or retained by the obligor thereof (and for which the Borrower and its Restricted Subsidiaries shall thereafter have no liability with respect thereto) or that are otherwise cancelled, forgiven or terminated in connection with the transaction with such purchaser, (B) Indebtedness (other than the Secured Obligations), to the extent that such Indebtedness is then secured by a Lien permitted under Section 7.02 that is then either senior to or pari passu with the Lien then securing the Secured Obligations on the subject property, that are assumed by the purchaser or retained by the obligor thereof (and for which the Borrower and its Restricted Subsidiaries shall thereafter have no liability with respect thereto) or that is otherwise cancelled, forgiven or terminated in connection with the transaction with such purchaser; and (C) any securities received by the Borrower or such other Restricted Subsidiary from such transferee that are converted by the Borrower or such other Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition); and, (ii) no Default shall have occurred and be continuing or would result from such Disposition, (iii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased, swapped or disposed of and (iv) the aggregate fair market value of all assets Disposed of in reliance upon this Section 7.04(b) shall not exceed (x) $10,000,000 individually (or together with any series of related Dispositions) and (y) $20,000,000 in the aggregate during the term of this Agreement; provided, however, that the foregoing restrictions of clauses (i), (ii), (iii) and (iv) of this Section 7.04(b) shall not apply to: (w) Permitted Transfers, (x) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority that has condemned such property, transactions in lieu of eminent domain, and other dedications of property that are required to be made to Governmental Authorities, (y) mergers effected pursuant to Section 7.04(a), or (z) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property.; provided further that, notwithstanding anything to the contrary in this Section 7.04(b), any such Disposition of Collateral (other than Permitted Transfers) with a fair market value in excess of $5,000,000 shall require consent of all Lenders, unless such Disposition occurs in the ordinary course of business.

7.05.	Restricted Payments; Restrictive Agreements.

(a)           Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Restricted Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) the Borrower and the Restricted Subsidiaries may make Restricted Payments in the form of distributions payable solely in the common stock or other common Equity Interests of such Person, (iii) the Borrower may make Permitted Tax Distributions, (iv) ~~the Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed $25,000,000 in any fiscal year, so long as (a) immediately after giving effect to such Restricted Payment on a Pro Forma Basis, the Consolidated Leverage Ratio shall be less than 3.00 to 1.00 and (b) at the time of, and after giving effect to, such Restricted Payment no Default shall have occurred or be continuing, (v) the Borrower or any Restricted Subsidiary may make any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in any Restricted Subsidiary, to the extent permitted to be made as an Investment under Section 7.03, (vi) any Restricted Subsidiary may issue directors’ qualifying shares, and the Borrower and any Restricted Subsidiary may, if no Default has occurred and is continuing or would exist after giving effect thereto, purchase or otherwise acquire shares of Equity Interests of the Borrower and any Restricted Subsidiary from employees, former employees, directors or former directors of the Borrower and such Restricted Subsidiary (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Borrower under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Equity Interests; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed the sum of (x) $2,000,000 and (y) the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (vi) in the immediately preceding calendar year (without giving effect to this clause (y)),~~[reserved], (v) [reserved], (vi) [reserved], ~~(vii) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other similar rights if such Equity Interests represents a portion of the exercise price of such options, warrants or other similar rights, (viii) if no Event of Default shall have occurred and be continuing or would exist after~~ giving effect thereto, the acquisition of any shares of Qualified Equity Interests of the Borrower either (i) solely in exchange for other shares of Qualified Equity Interests of the Borrower, or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Borrower) of shares of Qualified Equity Interests of the Borrower within 60 days after such sale, (ix) ~~payments or distributions to dissenting stockholders of Equity Interests of the Borrower pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Borrower or any of its Restricted Subsidiaries~~[reserved], and (x) following the consummation of the Surviving Company Conversion, the Borrower may make distributions to its equity holders in the amounts equal to the foreign, federal, state and local tax payments payable by such equity holders and attributable to taxable income and earnings of the Borrower and its Subsidiaries.

(b)           Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets as security for the Secured Obligations, or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Loan Party or to Guarantee Indebtedness of the Borrower or any other Loan Party; provided, however, that the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document or an Indebtedness permitted under Section 7.01(a), or (b~~) or (n~~), (B) customary restrictions and conditions contained in agreements relating to the sale of a subsidiary pending such sale; provided, however, that such restrictions and conditions apply only to the subsidiary that is to be sold and such sale is permitted (or expected to be permitted) hereunder, (C) to restrictions or conditions imposed by any agreement relating to secured Indebtedness or effecting a refinancing of such Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) restrictions or conditions imposed by any agreement relating to unsecured Indebtedness in favor of the Borrower or any Guarantor or effecting a refinancing of such Indebtedness permitted hereunder, (E) customary provisions in leases and other contracts restricting the assignment thereof, (F) software and other Intellectual Property licenses pursuant to which the Borrower or any Restricted Subsidiary is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (G) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.05, (H) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures permitted hereby, (I) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (J) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section ~~6.04~~7.04, (K) any agreement in effect at the time any Person becomes a subsidiary of the Borrower or an Guarantor, so long as such agreement was not entered into in contemplation of such Person becoming a subsidiary of the Borrower or an Guarantor and such agreement relates to such subsidiary and/or its assets only, (L) to any contractual obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject to the applicable contractual obligation, (M) restrictions on the transfer of assets subject to any Lien permitted under this Agreement, (N) restrictions contained in the terms of the Capital Lease Obligations, Synthetic Lease Obligations and purchase money obligations not incurred in violation of this Agreement; provided, however, that such restrictions relate only to the assets financed with such Indebtedness, (O) restrictions in other Indebtedness incurred in compliance with Section 7.01, provided, however, that such restrictions, taken as a whole, are, in the good faith judgment of the Borrower’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (A) and (N) above, (P) restrictions imposed on any Foreign Subsidiary resulting from the operation of covenants contained in documentation governing Indebtedness of such Foreign Subsidiary permitted under this Agreement, (Q) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business, or (R) an agreement governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (A) and (N) above and otherwise permitted; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to or more restrictive on the Borrower in any material respect as determined by the Board of Directors of the Borrower in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (A) and (N) above.

7.06.	Transactions with Affiliates.

Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than Affiliated Lenders in connection with the Loan Documents), except that (i) the Borrower or any Restricted Subsidiary may engage in any of the foregoing transactions in the ordinary course of business on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an ~~arm’s-length~~arm’s length basis from unrelated third parties, (ii) ~~the Borrower or any Restricted Subsidiaries may engage in any of the foregoing transactions, whether or not in the ordinary course of business, if such transactions are on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, and: (1) such transaction, together with any related transactions, involves consideration of less than $5,000,000; or (2) such transaction, together with any related transactions, involves consideration of at least $5,000,000 (inclusive), and has been approved by a majority of the disinterested members of the Borrower’s board of directors,~~[reserved], (iii) the Borrower and the Restricted Subsidiaries may engage in (1) transactions permitted by Sections 7.01(k), 7.03(h), 7.04 (other than 7.04(a)(v)) and/or 7.05, and (2) a Permitted Transfer as described in clause (i)(x) of the definition of “Permitted Transfers” so long as such Disposition is on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s length basis from unrelated third parties, (iv) the Borrower and any Restricted Subsidiary may provide indemnification rights and directors’ and officers’ liability insurance coverage to any of its or its subsidiaries’ directors and officers similar to those currently in effect or containing reasonable additional indemnification rights, (v) Affiliates may make contemporaneous purchase and/or sales of Equity Interests of the Borrower, (vi) any agreement as in effect as of the Closing Date and any amendment, consent, waiver or other modification with respect thereto or replacement agreement thereto so long as any such amendment, consent, waiver or other modification with respect thereto or replacement agreement thereto is not more disadvantageous to the Lenders when taken as a whole as compared to the original agreement as in effect on the Closing Date, (vii) the Borrower and the Restricted Subsidiaries may engage in intercompany transactions among each other permitted by Sections 7.01(c) and (g), Section 7.02(r), Section 7.03 and Section 7.04(a)(v), (viii) the Borrower and its Subsidiaries may enter into a tax sharing agreement with any Affiliates of the Borrower and (ix) the Borrower may consummate the Enzon Merger and the transactions contemplated by the Enzon Merger Agreement (including, without limitation, the Surviving Company Conversion) pursuant to the Enzon Merger Agreement.

7.07.	Business of the Borrower and the Restricted Subsidiaries.

Neither the Borrower nor any Restricted Subsidiary shall engage at any time in any business or business activity other than a Permitted Business.

7.08.	Other Indebtedness and Agreements.

(a)           Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of the Restricted Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would be materially adverse to the Lenders or would result in such Material Indebtedness not to be permitted hereunder on the terms resulting from such modification, or (ii) any material waiver, supplement, modification or amendment of (x) Organization Document, (y) an agreement set forth on Schedule 7.08(a), or (z) any lease between the Borrower or a Guarantor and an Affiliate of the Borrower or such Guarantor that has the effect of increasing the rental amounts payable thereunder, in the case of clause (y) or (z), to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders (in their capacities as Lenders) in any material respect, and in the case of clause (x), to the extent any such waiver, supplement, modification or amendment would materially adverse to the Secured Parties.

(b)           Make (or give any notice in respect thereof) any payment or prepayment of principal on or redemption, repurchase, defeasance or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness, junior lien or unsecured Indebtedness, except (i) any payment of principal at scheduled maturity, (ii) a refinancing permitted by Section 7.01(a), (iii) any payment to the extent made with Qualified Equity Interests of the Borrower or with the proceeds from the substantially concurrent sale of any Qualified Equity Interests of the Borrower, (iv) any refinancing of Permitted Unsecured Debt with other Permitted Unsecured Debt, Subordinated Indebtedness or Equity Issuances (~~other than any Specified Equity Issuance) (~~in the case of any Permitted Unsecured Debt or Subordinated Indebtedness, only to the extent the same is permitted to be incurred in accordance with Section 7.01), (v) any payment required in connection with customary offers to repurchase upon an Disposition or a “change of control” or similar provision or (vi) any payment in connection with any intercompany Indebtedness permitted hereunder and not in violation of the terms of the Intercompany Note.

7.09.	Fiscal Year.

With respect to the Borrower, change its fiscal year-end to a date other than December 31.

7.10.	Sale and Leaseback Transaction.

Enter into any arrangement, directly or indirectly, in any Sale and Leaseback Transaction unless (a) the sale or transfer of such property is permitted by Section 7.04 and such arrangement is consummated for fair value as determined at the time of consummation in good faith by the Borrower (which determination may take into account any retained interest or other investment of the Borrower or its Restricted Subsidiaries in connection with, and any other material economic terms of, such arrangement), and (b) any Capital Lease Obligations or Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 7.01 and 7.02, as the case may be.

7.11.	Financial Covenants.

(a)           Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Measurement Period Ending	Maximum Consolidated Leverage Ratio
June 30, 2021 through December 31, 2022	3.75 to 1.00
March 31, 2023 through December 31, 2024	3.50 to 1.00
March 31, 2025 through December 31, 2025	4.00 to 1.00
~~March 31, 2026 and each fiscal quarter thereafter~~	~~3.50 to 1.00~~

For the avoidance of doubt, the parties hereto hereby acknowledge and agree that the amendments to this Section 7.11(a) implemented pursuant to the Second Amendment shall be effective and apply with respect to the calculation of the Consolidated Leverage Ratio for the Measurement Period ending on June 30, 2022, regardless of the Second Amendment Effective Date occurring after June 30, 2022.

Notwithstanding the foregoing, from and after the Seventh Amendment Effective Date, the Loan Parties shall not be required to comply with the financial covenant set forth in this Section 7.11(a) but shall be required to provide a calculation of the Consolidated Leverage Ratio on each Compliance Certificate delivered with respect to the end of each fiscal quarter pursuant to this Agreement.

(b)           Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower ending after the Closing Date to be less than 1.20 to 1.00; provided that, during the Covenant Modification Period, the Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio as of the end of any period set forth below to be less than the ratio set forth below opposite such period:

Period Ending	Minimum Consolidated Fixed Charge Coverage Ratio
One fiscal quarter period commencing on January 1, 2025 and ending March 31, 2025	1.20 to 1.00
Two fiscal quarter period commencing on January 1, 2025 and ending June 30, 2025	1.20 to 1.00
Three fiscal quarter period commencing on January 1, 2025 and ending September 30, 2025	1.20 to 1.00
Four fiscal quarter period commencing on January 1, 2025 and ending December 31, 2025	1.20 to 1.00

Notwithstanding the foregoing, from and after the Seventh Amendment Effective Date, the Loan Parties shall not be required to comply with the financial covenant set forth in this Section 7.11(b) but shall be required to provide a calculation of the Consolidated Fixed Charge Coverage Ratio on each Compliance Certificate delivered with respect to the end of each fiscal quarter pursuant to this Agreement.

(c)           Minimum Consolidated EBITDA. Permit the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries as of the end of the applicable period set forth below to be less than the amount set forth below opposite such period:

Period	Minimum Consolidated EBITDA
One fiscal quarter period ending March 31, 2026	$400,000
Two fiscal quarter period ending June 30, 2026	$2,358,000
Three fiscal quarter period ending September 30, 2026	$7,581,000
Four fiscal quarter period ending December 31, 2026	$14,740,000
Four fiscal quarter period ending March 31, 2027	$19,164,000
Four fiscal quarter period ending June 30, 2027	$22,327,000

(d)           Minimum Liquidity. Permit Liquidity to be less than $6,000,000 for any period of five (5) consecutive Business Days.

7.12.	Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions.

7.13.	Anti-Corruption Laws.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

7.14.	Negative Pledge on Owned Real Property.

Except for Liens permitted by Section 7.02 and transactions permitted by Section 7.04, Borrower shall not permit any party to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in or otherwise encumber any real property owned by any U.S. Loan Party to an unaffiliated third party without the prior written consent of the Administrative Agent.

7.15.	Outbound Investment Rule.

The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01.	Events of Default.

In case of the happening of any of the following events first occurring on or after the Closing Date (each, an “Event of Default”):

(a)           any representation or warranty made or deemed made by any Loan Party to any Lender, the Administrative Agent or the Administrative Agent in or in connection with any Loan Document, or any representation, warranty made or deemed to be made in any report, certificate, financial statement or other instrument required to be delivered by any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)           default shall be made in the payment of any principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)           default shall be made in the payment of any interest on any Loan or on any L/C Obligation or any fee or any other amount (other than an amount referred to in (b) above) due and payable under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)           default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in (i) Section 6.01(a), 6.02, 6.04(g), 6.05(a), 6.08, 6.14, 6.16, 6.17 or in Article VII, (excluding Section 7.11(d)), or (ii) Sections 6.04(a), (b) or (d) and such default shall continue unremedied for a period of five (5) days;

(e)           default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than (i) those specified in (b), (c) or (d) above, and (ii) any covenant contained in Section 7.11(d)) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)            the Borrower or any Restricted Subsidiary (i) shall fail to pay any principal or interest due in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) default in the observance or performance of any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, however, that (x) clause (ii) of this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, and (y) this clause (f) shall not apply to Material Indebtedness in respect of purchase money or vendor financing if such failure is a result of a good faith dispute with the holders of such Indebtedness and such failure is remedied or waived by the holders of such Indebtedness;

(g)           one or more unstayed judgments shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof for a liability (not partially or fully covered by insurance or effective indemnity) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $7,500,000 (to the extent not adequately covered by insurance (less any deductible) in respect of which a solvent, unaffiliated and reputable insurance company has not denied coverage in writing), or (ii) is for injunctive relief and would reasonably be expected to result in a Material Adverse Effect;

(h)           any Guarantee for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guaranty (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(i)            at any time (i) the Security Agreement with respect to any Guarantor for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, any Collateral Document or any other Loan Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document, or the Liens and claim priorities provided for in the Loan Documents, in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document;

(j)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, any Material Subsidiary that is a Restricted Subsidiary, or of a substantial part of the property or assets of the Borrower, any Material Subsidiary that is a Restricted Subsidiary, under the Bankruptcy Code, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Material Subsidiary that is a Restricted Subsidiary or for a substantial part of the property or assets of the Borrower, any Material Subsidiary that is a Restricted Subsidiary, or (iii) the winding-up or liquidation of the Borrower, any Material Subsidiary that is a Restricted Subsidiary; and in each case such proceeding or petition shall continue uncontroverted within 30 days after commencement of the case or undismissed, unbonded or undischarged for 60 days after commencement of the case or an order or decree approving or ordering any of the foregoing shall be entered;

(k)           the Borrower, any Material Subsidiary that is a Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a reasonably timely and appropriate manner, any proceeding or the filing of any petition described Section 8.01(j), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Material Subsidiary that is a Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) generally become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing;

(l)	a Change of Control shall occur;

(m)           the Loan Purchase Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or AEPC shall deny in writing that it has any further liability under the Loan Purchase Agreement (other than as a result of the discharge of AEPC in accordance with the terms of the Loan Purchase Agreement), or default shall be made in the due observance or performance by AEPC of any covenant or agreement contained in the Loan Purchase Agreement; ~~or~~

(n)           there shall occur one or more ERISA Events, which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect.; or

(o)           default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of the covenant contained in Section 7.11(d) and such default shall continue for a period of fifteen (15) Business Days without being remedied through receipt of cash proceeds from either (i) an issuance of Equity Interests or (ii) an incurrence of Permitted Unsecured Debt that is subordinated to the repayment in full of all Obligations on terms and conditions that satisfy the requirements of subordinated indebtedness set forth in the definition of Permitted Unsecured Debt in increments of $1,000,000 (as applicable) and in an amount necessary to cure such default; provided, however, that during such fifteen (15) Business Day cure period, the Borrower’s default under this clause (o) shall not constitute a Default; provided, further, that the Lenders shall have no obligation to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) during such fifteen (15) Business Day cure period until and unless such default shall have been remedied.

Without limiting the provisions of Article VIII, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Appropriate Lenders (in their sole discretion)) as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Required Lenders or by the Administrative Agent with the approval of the Required Lenders, as required hereunder in Section 11.01.

8.02.	Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or Applicable Law or equity; provided, however, that upon the occurrence of an event described in Section 8.01(j) or Section 8.01(k) with respect to the Borrower, the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03.	Application of Funds.

(a)           After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the Foreign Obligation Providers and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders, the Foreign Obligation Providers and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer)) arising under the Loan Documents and the Foreign Obligation Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this Second clause payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this Third clause payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements and to the to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14 and to the Foreign Obligation Providers, to cash collateralize undrawn contingent liability obligations owing to such Foreign Obligation Provider under the Foreign Obligation Loan Documents to the extent not otherwise cash collateralized by the applicable Foreign Subsidiary, in each case ratably among the Administrative Agent, the Lenders, the Foreign Obligation Providers, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this Fourth clause held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(b)           Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the Fourth clause above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.03.

(c)           Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements, Foreign Obligation Loan Documents and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Foreign Obligation Provider or Hedge Bank, as the case may be. Each Cash Management Bank, Foreign Obligation Provider or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01.	Appointment and Authority.

(a)           Appointment. Each of the Lenders and the L/C Issuer hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and Secured Parties hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document or other Loan Document governed by the laws of such jurisdiction on such Lender’s or Secured Party’s behalf.

(b)           Administrative Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender, a potential Hedge Bank, a potential Foreign Obligation Provider~~, Swingline Lender,~~ and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02.	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03.	Exculpatory Provisions.

(a)           The Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable, and its Related Parties:

(i)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the L/C Issuer any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent, Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

(b)            Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(c)            Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)            Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.04.	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05.	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06.	Resignation of Administrative Agent.

(a)            Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, however, that in no event shall any successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)             Defaulting Lender. If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, with the consent of the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed(which Borrowers consent shall not be required if an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)             Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XI and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Administrative Agent was acting as Administrative Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)            L/C Issuer ~~and Swingline Lender~~. Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer ~~and Swingline Lender~~. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). ~~If Bank of America resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c).~~ Upon the appointment by the Borrower of a successor L/C Issuer ~~or Swingline Lender~~ hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer ~~or Swingline Lender, as applicable~~, (ii) the retiring L/C Issuer ~~and Swingline Lender~~ shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07.	Non-Reliance on Administrative Agent, the Arrangers and the Other Lenders.

Each Lender and the L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or such Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Arranger to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or such Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, such Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and the L/C Issuer also acknowledge that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agree not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08.	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an Arranger, a Lender or the L/C Issuer hereunder.

9.09.	Administrative Agent May File Proofs of Claim; Credit Bidding.

(a)            In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 2.10(b)and 11.04) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10(b) and 11.04.

(b)            Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

(c)            The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, however, that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (d) of Section 11.01 of this Agreement), and (C) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10.	Collateral and Guaranty Matters.

(a)            Each of the Lenders (including in its capacities as a potential Cash Management Bank, potential Foreign Obligation Provider and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition or other transaction permitted hereunder or under any other Loan Document, (iii) that constitutes Excluded Property, or(iv) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(ii)            to subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.02(e), (h), (j) and (u);

(iii)            to release any Guarantor from its obligations under the Guaranty and any other Loan Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents;

(iv)           to release any Lien granted to or held by the Administrative Agent under the Loan Documents on the Equity Interests of any Unrestricted Subsidiary; and

(v)            to enter into and perform each intercreditor or subordination agreement contemplated herein.

(b)            Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(c)            The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11.	Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein in the Guaranty or any Collateral Document, no Cash Management Bank, Foreign Obligation Provider or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements, Foreign Obligation Loans Documents and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Foreign Obligation Provider or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements, Foreign Obligation Loans Documents and Secured Hedge Agreements in the case of a Facility Termination Date.

9.12.	Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13.	Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.

CONTINUING GUARANTY

10.01.	Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, however, that (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other Applicable Law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02.	Rights of Lenders.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03.	Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

10.04.	Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05.	Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

10.06.	Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.

10.07.	Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

10.08.	Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09.	Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

10.10.	Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.

10.11.	Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI.

MISCELLANEOUS

11.01.	Amendments, Etc.

(a)            Subject to Section 3.03(b) and the last paragraph of this Section 11.01(a), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)            postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(iii)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (D) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend or waive any financial covenant hereunder (or any defined term or component defined term used therein) even if the effect of such amendment or waiver would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)           (A) change Section 8.03 or Section 2.13 in a manner that would alter the pro rata sharing of payments, the pro rata application of proceeds, the pro rata reduction of commitments or the order of any waterfall required thereby, in each case, without the written consent of each Lender, (B) change Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby or (C) except as permitted under Section 9.10(a)(ii), subordinate, or have the effect of subordinating, the Liens granted to the Administrative Agent for the benefit of the Lenders as of the Closing Date, or subordinate, or have the effect of subordinating, the Secured Obligations hereunder to any other Indebtedness, in each case without the written consent of each Lender;

(v)            change any provision of this Section 11.01 or the definition of “Required Lenders” or “Required Class Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi)           subject to Section 7.04(b), release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(vii)         release ~~all or substantially all of the~~any of value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(viii)         release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender; or

(ix)          directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Class differently from the rights of Lenders holding Commitments or Loans of any other Class without the written consent of the applicable Required Class Lenders; and

~~(ix)~~ provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the ~~Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (C) no amendment, waiver or consent shall, unless in writing and signed by the~~ Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (~~D~~C) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b)            Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(c)            Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(d)            Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

11.02.	Notices; Effectiveness; Electronic Communications.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or any other Loan Party, the Administrative Agent, or the L/C Issuer ~~or the Swingline Lender~~, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii)            if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)	Electronic Communications.

 (i)            Notices and other communications to the Administrative Agent, the Lenders~~, the Swingline Lender~~  and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion); provided, however, that the foregoing shall not apply to notices to any Lender~~, the Swingline Lender~~ or the L/C Issuer pursuant to Article II if such ~~Lender, the Swingline~~ Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent~~, the Swingline Lender~~, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(ii)            Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided, however, that for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)            Change of Address, Etc. Each of the Borrower, the Administrative Agent, and the L/C Issuer ~~and the Swingline Lender~~ may change its address, fax number or telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, and the L/C Issuer ~~and the Swingline Lender~~. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)            Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications, and Notice of Loan Prepayment ~~and Swingline Loan Notices~~) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03.	No Waiver; Cumulative Remedies; Enforcement.

(a)            No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer ~~or the Swingline Lender~~ from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer ~~or Swingline Lender, as the case may be~~) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04.	Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including, but not limited to, (A) the reasonable fees, charges and disbursements of counsel and other Related Parties for the Administrative Agent and its Affiliates and (B) due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel and other Related Parties for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, ~~or~~ (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. or (C) in connection with any field exams, equipment appraisals, real property appraisals or enterprise valuations conducted at the request of the Administrative Agent; provided, however, that such field exams, equipment appraisals, real property appraisals and enterprise valuations shall be prepared for the sole and exclusive benefit of the Administrative Agent, the Lenders and their respective advisors; provided further, that the Borrower’s reimbursement obligations with respect to fees and expenses incurred in connection with any field exams, equipment appraisals, real property appraisals or enterprise valuations shall be limited to one such field exam, equipment appraisal, real property appraisal and enterprise valuation for each fiscal year, unless an Event of Default has occurred and is continuing.

(b)            Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of (x) a single firm as primary counsel for the Administrative Agent, along with, if reasonably necessary, such local counsel as may be required by the Administrative Agent, and of a single firm of local counsel in each relevant jurisdiction and (y) a single firm as primary counsel for all the Lenders, along with, if reasonably necessary, such local counsel as may be required by the Lenders, and of a single firm of local counsel in each relevant jurisdiction, and in the event of any actual or potential conflict of interest (as reasonably determined by the applicable Persons), one additional firm of counsel to each group of similarly affected Persons) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a final, non-appealable judgment by a court of competent jurisdiction (i) to have resulted from such Indemnitee’s (or any of its Related Parties’) gross negligence or willful misconduct or any material breach of such Indemnitee’s (or its Related Parties) obligations hereunder or under any other Loan Document or (ii) to be a dispute solely between and among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent or an Arranger) to the extent such claims do not arise from any act or omission on the part of the Borrower or any of its Subsidiaries. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer~~, the Swingline Lender~~ or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer~~, the Swingline Lender~~  or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer ~~or the Swingline Lender~~ in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or the L/C Issuer ~~or the Swingline Lender~~ in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against the Administrative Agent (and any sub-agent thereof), each Lender~~, the Swingline Lender~~ and the L/C Issuer, and each Related Party of any of the forgoing Persons, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), except to the extent the same are subject to the indemnity contained in Section 11.04(b), arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee or other party hereto through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties as determined by a final and non-appealable judgement of a court of competent jurisdiction; provided that nothing in this Section 11.04(d) shall limit the Borrower’s indemnification obligations set forth in this Agreement.

(e)            Payments. All amounts due under this Section 11.04 shall be payable not later than ~~ten~~three (~~10~~3) Business Days after demand therefor.

(f)            Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, and the L/C Issuer ~~and the Swingline Lender~~, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05.	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its reasonable discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06.	Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (other than in the case of any Loan Party to the extent expressly permitted under Section 7.04) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this clause (b), participations in L/C Obligations ~~and in Swingline Loans~~) at the time owing to it); provided, however, that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned, except that this clause (b)(ii) shall not ~~(A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B)~~ prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, however, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)            the consent of the L/C Issuer ~~and the Swingline Lender~~ shall be required for any assignment in respect of the Revolving Facility.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)             No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates (other than Affiliated Lenders) or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, any Disqualified Institution, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit ~~and Swingline Loans~~ in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)            Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, however, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause

(c)            shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

Notwithstanding the foregoing, any sale or assignment pursuant to this Section 11.06(b) to any Affiliated Lender shall be made pursuant to an Affiliated Lender Assignment and Assumption, and otherwise in accordance with the provisions of Section 2.17 and this Section 11.06(b).

(d)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(e)	Participations.

(i)            Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Disqualified Institution, a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations ~~and/or Swingline Loans~~) owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

(ii)            Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided, however, that such Participant (A) shall be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, however, that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.      For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)             Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)         Resignation as L/C Issuer ~~or Swingline Lender after Assignment~~. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) above, Bank of America may, ~~(i)~~ upon thirty (30) days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as L/C Issuer ~~and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender~~. In the event of any such resignation as L/C Issuer ~~or Swingline Lender~~, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer ~~or Swingline Lender~~ hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer ~~or Swingline Lender~~, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). ~~If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c).~~ Upon the appointment of a successor L/C Issuer ~~and/or Swingline Lender~~, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer ~~or Swingline Lender, as the case may be~~, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(h)	Disqualified Institutions.

(i)             Notwithstanding anything to the contrary set forth in this Section 11.06, no assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)            If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided, however, that, (x) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b), (y) such assignment does not conflict with Applicable Laws and (z) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.

(iii)           Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (I) not to vote on such Plan of Reorganization, (II) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (I), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (III) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).

(iv)            The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

(i)             Assignments to Affiliated Lenders. So long as no Default has occurred and is continuing or would result therefrom, each Term Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Commitment or Term Loans (but not Revolving Commitments or Revolving Loans) owing to it to any Affiliated Lender on a non pro rata basis through open market purchases, in each case subject to the limitations in Section 2.17 and the following additional limitations:

(j)            each Affiliated Lender, solely in its capacity as a Lender, hereby further agrees, and each Affiliated Lender Assignment and Assumption Agreement shall provide a confirmation, that if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law:

(A)            each Affiliated Lender shall not take any step or action (whether directly or indirectly) in such proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that to which the Administrative Agent has consented with respect to any disposition of assets by Borrower or any equity or debt financing to be made to Borrower), including, without limitation, the filing of any pleading by the Administrative Agent in (or with respect to any matters related to) the proceeding so long as the Administrative Agent is not taking any action to treat such Affiliated Lender’s Loans in a manner that is less favorable to such Affiliated Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders (including, without limitation, objecting to any debtor-in-possession financing, use of Cash Collateral, grant of adequate protection, sale or disposition, compromise or plan of reorganization);

(B)            the provisions set forth in this Section 11.06(h), and the related provisions set forth in each Affiliated Lender Assignment and Assumption, constitute (x) a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any Debtor Relief Laws and affecting the rights of creditors generally applicable to such Loan Party and (y) an irrevocable voting proxy coupled with a pledge in favor of the Administrative Agent with respect to voting obligations set forth in this Section 11.06(h), and the related provisions set forth in each Affiliated Lender Assignment and Assumption;

(C)            each Affiliated Lender shall support and shall not object to (x) any use of Cash Collateral (including, without limitation, any and all terms of any cash collateral order) and/or any debtor-in-possession financing (including, without limitation, any and all terms of any financing agreement, related documents and financing order) that is supported by or consented to by Administrative Agent and (y) any sale of any assets of the Loan Parties, whether under Section 363 of the Bankruptcy Code or otherwise, that is supported by or consented to by the Administrative Agent (including, without limitation, the terms and conditions of any bidding procedures orders, sale orders and any and all purchase and sale agreements and related documents);

(D)            each Affiliated Lender shall be deemed to have voted in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Term Lenders who are not Affiliated Lenders, except to the extent that any plan under the Bankruptcy Code proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender in any material respect than the proposed treatment of similar Obligations held by other Term Lenders. For the avoidance of doubt, except to the extent that any plan under the Bankruptcy Code proposes to treat the Obligations held by an Affiliated Lender in a manner that is less favorable to such Affiliated Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders, the Administrative Agent is hereby irrevocably authorized and empowered (in the name of such Affiliated Lender) to vote on behalf of such Affiliated Lender or consent on behalf of such Affiliated Lender in any such proceedings with respect to any and all claims of such Affiliated Lender relating to the Obligations. Each Affiliated Lender agrees and acknowledges that the foregoing constitutes an irrevocable proxy in favor of the Administrative Agent to vote or consent on behalf of such Affiliated Lender in any proceeding in the manner set forth above and that such Affiliated Lender shall be irrevocably bound to any such votes made or consents given and further shall not challenge or otherwise object to such votes or consents and shall not itself vote or provide consents in the proceeding; and

(E)             each Affiliated Lender hereby expressly and irrevocably waives, for the benefit of the Administrative Agent and the Lenders any principles or provisions of law (including as set forth in any Debtor Relief Law, statutory or otherwise) which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of such Affiliated Lender’s obligations hereunder; and (ii) the Borrower shall, from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent a complete list of all Affiliated Lenders holding Term Loans at such time.

11.07.	Treatment of Certain Information; Confidentiality.

(a)            Treatment of Certain Information. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section ~~2.16 or Section~~ 11.01 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (vi)), (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent, and/or the L/C Issuer ~~and/or the Swingline Lender~~ to deliver Borrower Materials or notices to the Lenders or (viii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (ix) with the consent of the Borrower or to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (xi) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (xii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.07. For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b)            Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities Laws.

(c)            Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

11.08.	Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders, to the fullest extent permitted by Applicable Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the L/C Issuer or such Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, however, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have under Applicable Law. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09.	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10.	Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.      This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g., “pdf’ or “tif’) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11.	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12.	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, or the L/C Issuer ~~or the Swingline Lender, as applicable~~, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13.	Replacement of Lenders.

(a)            If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, however, that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(ii)            such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)	such assignment does not conflict with Applicable Laws; and

(v)           in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, provided, however, that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations ~~and Swingline Loans~~ pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

(b)            A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)             Each party hereto agrees that (i) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, however, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided further that any such documents shall be without recourse to or warranty by the parties thereto.

(d)            Notwithstanding anything in this Section 11.13 to the contrary, (A) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to the L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to the L/C Issuer) have been made with respect to such outstanding Letter of Credit and (B) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

11.14.	Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO ENFORCEMENT OF LIENS OR COLLATERAL UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL IS LOCATED.

(c)            WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 11.14. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15.	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16.	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, each Arranger and each Lender and each of their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any Arranger, nor any Lender nor any of their respective Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger, nor any Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.17.	Electronic Execution; Electronic Records.

(a)            The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Secured Parties of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.

(b)            The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Administrative Agent and each Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Administrative Agent and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.

11.18.	USA Patriot Act Notice.

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.19.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)            the application of any Write-Down and Conversion Powers by an Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii)            the effects of any Bail-In Action on any such liability, including, if applicable:

(iii)	a reduction in full or in part or cancellation of any such liability;

(iv)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(v)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

11.20.	Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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